Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 21, 2023

AUTONOMIX MEDICAL, INC.

21 Waterway Avenue, Suite 300

The Woodlands, TX 77380

713-588-6150

www.autonomix.com

UP TO 4,000,000 SHARES OF COMMON STOCK

AGENT WARRANTS FOR THE PURCHASE OF UP TO 280,000 SHARES OF COMMON STOCK

UP TO 280,000 SHARES OF COMMON STOCK UNDERLYING AGENT WARRANTS

PRICE: $5.00 PER SHARE

The minimum investment in this offering is 150 shares of common stock, or $750.00

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer (2)
Per share	$5.00	$.35	$4.65
Total Maximum of Public Offering	$20,000,000	$1,400,000	$18,600,000
Per share of Common Stock underlying Agent Warrants (280,000 shares)	$1,750,000	n/a	$1,750,000
Total Maximum	$21,750,000	–	$20,350,000

(1)	We have engaged Digital Offering, LLC (“Digital Offering”) to act as lead selling agent (which we sometimes refer to as the “Selling Agent”) to offer the shares of our common stock, par value $0.001 to prospective investors in this offering on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by us in this offering. In addition, the Selling Agent may engage one or more sub-agents or selected dealers to assist in its marketing efforts (we sometimes refer to Digital Offering and such sub-agents and/or dealers collectively as the “Selling Agents”). Digital Offering is not purchasing the shares of common stock offered by us and is not required to sell any specific number or dollar amount of shares in this offering before a closing occurs. We will pay a cash commission of 7.0% to Digital Offering on sales of the shares of common stock in this offering and issue a warrant to Digital Offering to purchase that number of shares of Common Stock equal to 7.0% of the total number of shares sold in this offering, exercisable for five years at $6.25 per share. See “Plan of Distribution” for details of compensation payable to the Selling Agent in connection with the offering.

(2)	Does not account for the expenses of the offering. See “Use of Proceeds” for estimated offering expenses payable by the Company in connection with this offering.

We have applied to have our common stock listed on the Nasdaq Capital Market (which we sometimes refer to as Nasdaq) under the symbol “ATX”. If approved, we intend to list our common stock on the Nasdaq Capital Market following Nasdaq’s certification of our Form 8-A to be filed concurrently with qualification of this, or a post-qualification amendment to this, offering statement. However, the listing of our common stock on the Nasdaq Capital Market is not a condition of our proceeding with this offering, and no assurance can be given that our application to list on Nasdaq will be approved or that an active trading market for our common stock will develop. Our common stock is not currently listed or quoted on any exchange.

We will issue to the Selling Agent warrants to purchase an aggregate number of shares of our common stock equal to seven percent (7%) of the number of shares of our common stock sold in this offering, exercisable for shares of our common stock at a per share price equal to 125% of the per share price of the shares of our common stock offered hereby. The offering statement of which this offering circular forms a part also registers the issuance of the shares of our common stock issuable upon exercise of such Selling Agent’s warrants (although the Selling Agent has agreed not to sell the warrants or any of the shares issuable upon exercise of the warrants until six months after the commencement of the offering). We do not intend to list the Selling Agent’s warrants on a national securities exchange or an over-the-counter quotation system. See “Plan of Distribution” for a description of these arrangements.

This offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been received by us, (2) one year from the date upon which the Securities and Exchange Commission (the “Commission”) qualifies the offering statement of which this offering circular forms a part, and (3) the date at which the offering is earlier terminated by us in our sole discretion. This offering is being conducted on a best-efforts basis. We intend to complete one closing in this offering. After the closing, funds tendered by investors will be made available to us.

INVESTING IN THE COMMON STOCK OF AUTONOMIX MEDICAL, INC. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 7 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately __________, 2023.

This offering circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this offering circular, the term “Autonomix”, “we”, “us”, “our” or the “Company” refers to Autonomix Medical, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our common stock. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this offering circular. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Autonomix” refer to Autonomix Medical, Inc., a Delaware corporation.

Overview

We are a development stage medical device development company focused on advancing innovative technologies for sensing and treating disorders relating to the nervous system. Our first-in-class technology platform includes a catheter-based microchip-enabled sensing array that when compared to the device specifications for the nearest device on the market appears to detect and differentiate neural signals with up to 3,000 times greater sensitivity.

We believe this will enable a method of transvascular targeting, treating, and confirming treatment of diseases involving the nervous system throughout the body that is not currently available and may be capable of filling a wide range of unmet medical needs.

We are initially developing our technology for patients with pancreatic cancer and pancreatitis, conditions that can cause debilitating pain and need a more effective solution. However, we believe our technology constitutes a platform with the potential to address dozens of indications in a range of areas including chronic pain management from all causes, hypertension, cardiovascular disease and a wide range of other nerve-related disorders.

Our development efforts can be divided into to two sub parts: sensing and treatment, where sensing is focused on identifying neuronal activity that may be associated with a disorder with enough precision to enable targeted treatment. Our sensing catheter has already been developed sufficiently to demonstrate in animal models successful identification of a signal from a specific nerve before ablation and confirmation of termination of that signal from the treated nerve after ablation. We are now in the process of improving the assembly of this catheter to meet the standards required for human use. In parallel with this effort, we are preparing for a first-in-human demonstration of transvascular ablation to relieve pain associated with pancreatic cancer, with the intent to bring sensing and treatment together in a future pivotal clinical trial to enable the commercial launch of our technology. We are a development stage company and there is no guarantee that the results of any trials will produce positive results or that the results will support our claims.

We believe one of the most demanding aspects of our commercialization plan will be scaling up from our existing sensing prototype to a robust commercial version. Today, our sensing device is hand built and includes a combination of hand-crafted and 3D printed parts. We have not yet assembled or tested what will be the commercial version of our proposed device. Even if our proposed device is cleared for commercial use, there is no assurance that we will be able to successfully build such device on a commercial scale.

As of March 31, 2023, we had an accumulated deficit of $23,543,465, negative cash flows from operating activities of $1,854,398 and working capital of $644,028, which raises substantial doubt about our ability to continue as a going concern. Further, we have incurred and expect to continue to incur significant costs in pursuit of our business plans. We cannot assure you that our plans to raise sufficient capital through this offering will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this offering circular do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

Company Information

Our principal executive offices are located at 21 Waterway Avenue, Suite 300, The Woodlands, TX 77380. Our website address is www.autonomix.com. The information on or accessible through our website is not part of this offering circular.

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The Offering

Securities offered:	Maximum of 4,000,000 shares of common stock.

Offering Price per share	$5.00 per share.

Minimum Investment	The minimum subscription is $750.00, or 150 shares of common stock. However, the Company may waive the minimum subscription amount in its sole discretion.

Shares outstanding immediately before the offering	13,756,571 shares of common stock.

Shares outstanding after the offering (1)	17,756,571 shares of common stock.

Use of Proceeds

If we raise the maximum offering amount, we estimate our net proceeds, after deducting estimated offering expenses of approximately $2,214,000, will be approximately $17,786,000. We intend to use the proceeds from this offering for general corporate purposes including the costs of this offering. See the “Use of Proceeds” section of this offering circular for details on our intended use of proceeds from this offering.

Risk Factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 before deciding to invest in our securities.

Selling Agent

We have engaged Digital Offering to serve as our lead selling agent to assist in the placement of our common stock in this offering on a “best efforts” basis. In addition, Digital Offering may engage one or more sub-agents or selected dealers to assist in its marketing efforts. See “Plan of Distribution” for further details.

Selling Agent Warrant

We have agreed to issue to Digital Offering warrants to purchase up to a total number of shares of common stock equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the public offering price of the shares sold in this offering (subject to adjustments). The selling agent warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the date that is six months after the commencement date of sales in this offering and expiring on the fifth anniversary of the commencement date of sales in this offering. The selling agent warrants will have a cashless exercise provision and will provide for registration rights with respect to the registration of the shares underlying the warrants.

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Restrictions on Investment Amount	For so long as our common stock is not listed on Nasdaq, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Lock-up	We, our officers, directors and shareholders holding 10% or more of our outstanding shares of common stock have agreed to be locked up for a period of six months from the date on which the trading of our common stock commences. During the lock-up period, without the prior written consent of the Company, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any common stock or any securities convertible into or exercisable or exchangeable for common stock, owned either of record or beneficially by any signatory of the lock-up agreement on the date of execution or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for common stock.

Termination of the Offering	This offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the Commission and (3) the date on which this offering is earlier terminated by us in our sole discretion.

Proposed Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ATX.” However, the listing of our common stock on the Nasdaq Capital Market is not a condition of our proceeding with this offering.

(1) The number of shares of common stock to be outstanding immediately after this offering does not give effect to:

•	2,641,400 shares available for future issuance under the Autonomix Medical Inc. 2023 Stock Plan;
•	1,358,600 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.00 per share
•	6,569,929 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.02 per share; and
•	up to 280,000 shares of common stock issuable upon exercise of warrants to be issued to the Selling Agent in connection with this offering at an exercise price of $6.25 per share.

Except as otherwise indicated herein, all information in this offering circular assumes no exercise of the outstanding stock options or warrants described above.

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Implications of Being an Emerging Growth Company

As an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.07 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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Summary Financial Data

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this offering circular and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of and for the fiscal years ended March 31, 2023 and 2022 are derived from our audited financial statements included elsewhere in this offering circular. All financial statements included in this offering circular are prepared and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Statements of Operations Data	Year ended March 31, 2023	Year ended March 31, 2022

Revenue	$–	$–
Costs of Sales	–	–
General and administrative expense	1,333,251	13,590,206
Research and development	657,226	4,069
Loss from operations	(1,990,477)	(13,594,275)
Total other income	–	265,560
Net loss	(1,990,477)	(13,328,715)
Net loss available to common shareholders	$(1,990,477)	$(12,841,828)
Net loss per common share	$(0.17)	$(6.20)

				As of March 31, 2023
Balance Sheet Data	Actual	As adjusted – $5M Offering (1)	As adjusted – $10M Offering (2)	As adjusted – $15M Offering (3)	As adjusted – $20M Max Offering (4)

Cash and cash equivalents	$864,618	$7,540,618	$12,190,618	$16,840,618	$21,490,618
Total assets	864,618	7,540,618	12,190,618	16,840,618	21,490,618
Working capital	644,028	7,320,028	11,970,028	16,620,028	21,270,028
Accumulated deficit	(23,543,465)	(23,543,465)	(23,543,465)	(23,543,465)	(23,543,465)
Total stockholders’ equity	$644,028	$7,320,028	$11,970,028	$16,620,028	$21,270,028

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(1)        The as adjusted – $5M Offering column reflects (i) the net proceeds from the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023, and (ii) the receipt of the net proceeds from the sale of 1,000,000 shares of our common stock by us in this offering, at a public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)       The as adjusted – $10M Offering column reflects (i) the net proceeds from the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023, and (ii) the receipt of the net proceeds from the sale of 2,000,000 shares of our common stock by us in this offering, at a public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)       The as adjusted – $15M Offering column reflects (i) the net proceeds from the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023, and (ii) the receipt of the net proceeds from the sale of 3,000,000 shares of our common stock by us in this offering, at a public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4)       The as adjusted – $20M Max Offering column reflects (i) the net proceeds from the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023, and (ii) the receipt of the net proceeds from the sale of 4,000,000 shares of our common stock by us in this offering, at a public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. The SEC requires that we identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks, as well as specific risks, when deciding whether to invest. You should carefully consider each of the following risks, together with all other information set forth in this offering circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock, if any, could decline, and you may lose all or part of your investment.

Risks Related to Our Business

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

As of March 31, 2023, we had an accumulated deficit of $23,543,465, negative cash flows from operating activities of $1,854,398 and working capital of $644,028, which raises substantial doubt about our ability to continue as a going concern. Further, we have incurred, and expect to continue to incur, significant costs in pursuit of our business plans. We cannot assure you that our plans to raise sufficient capital through this offering will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this offering circular do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

We have no approved products, and we cannot assure you that we will generate revenue or become profitable in the future.

Our products may never be cleared by the United States Food & Drug Administration (“FDA”) or become commercially viable or accepted for use. We have incurred significant losses since our inception and expect to continue to experience operating losses and negative cash flow for the foreseeable future. We expect to expend significant resources on hiring of personnel, continued scientific and product research and development, product testing and preclinical and clinical investigation, intellectual property development and prosecution, marketing and promotion, capital expenditures, working capital, general and administrative expenses, and fees and expenses associated with our capital raising efforts. We expect to incur costs and expenses related to consulting costs, hiring of scientists, engineers, science and other operational personnel, and the continued development of relationships with strategic partners.

We will need additional financing over the longer term to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

We will require significant capital to complete clinical trials, seek approval of our products, mount a major sales and marketing effort and execute our business plan. We cannot give any assurance that we will be able to obtain all the necessary funding that we may need. We may pursue additional funding through various financing sources, including additional equity offerings, the issuance of debt securities, fees associated with licensing some or all of our technology, joint ventures with capital partners and project type financing. There can be no assurance that funds will be available on commercially reasonable terms, if at all. If financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose some or all of your investment. Alternatively, we may consider changes in our business plan that might enable us to achieve aspects of our business objectives and lead to some commercial success with a smaller amount of capital, but we cannot assure that changes in our business plan will result in revenues or maintain any value in your investment.

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There is no guarantee that the FDA will grant 510(k) or de novo clearance or a premarket approval application (“PMA”) of our future products and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

Our lead product candidate will require FDA clearance of a 510(k) or de novo application or may require FDA approval of a PMA. The FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for premarket clearance or premarket approval of new products, new intended uses or modifications to existing products. Failure to receive clearance or approval for our products would have an adverse effect on our ability to continue or expand our business.

If we fail to obtain and maintain regulatory approvals and clearances, or are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our device, our future products or product enhancements, our ability to commercially distribute and market these products could suffer.

Our products will be subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved premarket approval application, or PMA, unless the device is specifically exempt from those requirements. The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other 510(k)-cleared products or through a de novo process if substantial equivalence is not available. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) or de novo clearance processes. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use. We believe our current product candidate will require clearance through the 510(k) or de novo process.

Modifications to our future products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances or approvals are obtained.

Modifications to our future products may require new regulatory approvals or clearances, including 510(k) clearances or premarket approvals, or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer's decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. Once we have a commercialized product, we may make modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for these modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may be subject to significant enforcement actions.

Where we determine that modifications to our products require a new 510(k) clearance or premarket approval application, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. Obtaining clearances and approvals can be a time-consuming process, and delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

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We intend to utilize a single manufacturer for the manufacture of our lead product candidate and expect to continue to do so for commercial products. Risks associated with the manufacturing of our products could reduce our gross margins and negatively affect our operating results.

We do not have any manufacturing facilities or direct manufacturing personnel. We currently rely, and expect to continue to rely, on a single manufacturer for the manufacture of our lead product candidate for commercial manufacture. As such, we are subject to numerous risks relating to our reliance on a single manufacturer. If they encounter problems in manufacturing our product candidate then our business could be significantly impacted. These problems include:

•	inability to secure product components in a timely manner, in sufficient quantities or on commercially reasonable terms;

•	failure to increase production to meet demand;

•	inability to modify production lines to enable us to efficiently produce future products or implement changes in current products in response to regulatory requirements;

•	difficulty identifying and qualifying alternative manufacturers in a timely manner;

•	inability to establish agreements with future third-party manufacturers or to do so on acceptable terms; or

•	potential damage to or destruction of our manufacturers' equipment or facilities.

If demand for our future products increases, our manufacturer will need to invest additional resources to purchase components, hire and train employees, and enhance their manufacturing processes. If they fail to increase production capacity efficiently, our sales may not increase in line with our expectations and our operating margins could fluctuate or decline. We do not have a long-term agreement with our manufacturer and there is no assurance that they will continue to provide us with manufacturing services in the future.

We are a developmental stage company and have not yet had a history of generating revenue.

As a development-stage entity, we have not generated any revenues. Investors are subject to all the risks incident to the creation and development of a new business and each investor should be prepared to withstand a complete loss of investment. We have not emerged from the development stage and may be unable to raise further equity. These factors raise substantial doubt about our ability to continue as a going concern.

The results of our future clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

We have not completed any clinical trials and we cannot be certain that their results will support our product candidate claims or that the FDA will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

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Our clinical studies could be delayed or otherwise adversely affected by many factors, including difficulties in enrolling patients.

Clinical testing can be costly and take many years and the outcome is uncertain and susceptible to varying interpretations. Moreover, success in pre-clinical and early clinical studies does not ensure that large-scale studies will be successful or predict final results. Acceptable results in early studies may not be replicable in later studies. A number of companies have suffered significant setbacks in advanced clinical studies, even after promising results in earlier studies. Negative or inconclusive results or adverse events or incidents during a clinical study could cause the clinical study to be redone or terminated. In addition, failure to appropriately construct clinical studies could result in high rates of adverse events or incidents, which could cause a clinical study to be suspended, redone or terminated. Our failure or the failure of third-party participants in our studies to comply with their obligations to follow protocols and/or legal requirements may also result in our inability to use the affected data in our submissions to regulatory authorities.

The timely completion of clinical studies depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. We may experience difficulties in patient enrollment in our clinical studies for a variety of reasons, including:

•	the severity of the disease under investigation;

•	the limited size and nature of the patient population;

•	the patient eligibility criteria defined in our protocol and other clinical study protocols;

•	the nature of the study protocol, including the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects;

•	difficulties and delays in clinical studies that may occur as a result of the COVID-19 pandemic;

•	the ability to obtain institutional review board (“IRB”) approval at clinical study locations;

•	clinicians’ and patients’ perceptions as to the potential advantages, disadvantages and side effects of our products in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are pursuing;

•	the possibility or perception that enrolling in a product’s clinical study may limit the patient’s ability to enroll in future clinical studies for other therapies due to protocol restrictions;

•	the possibility or perception that our software is not secure enough to maintain patient privacy;

•	the ability to monitor patients adequately during and after treatment;

•	the availability of appropriate clinical study investigators, support staff, drugs and other therapeutic supplies and proximity of patients to clinical sites;

•	physicians’ or our ability to obtain and maintain patient consents; and

•	the risk that patients enrolled in clinical studies will choose to withdraw from or otherwise not be able to complete a clinical study.

If we have difficulty enrolling and retaining a sufficient number or diversity of patients to conduct our clinical studies as planned, or encounter other difficulties, we may need to delay, terminate or modify ongoing or planned clinical studies, any of which would have an adverse effect on our business.

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Even if our products are cleared or approved by the FDA, if we or our suppliers fail to comply with ongoing FDA requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we, and our suppliers, will be required to comply with FDA’s Quality System Regulations, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. FDA enforces the QSR and other regulations through periodic inspections. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures to address or defend such actions;

•	customer notifications for repair, replacement, refunds;

•	recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for premarket clearance or premarket approval of new products or modified products;

•	operating restrictions;

•	withdrawing premarket clearances on PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our key component suppliers may not be in compliance with all applicable regulatory requirements which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

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In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

Our products may in the future be subject to product recalls that could harm our reputation, business, and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

We have no experience in assembling and testing our products and may encounter problems or delays in the assembly of our products or fail to meet certain regulatory requirements which could result in an adverse effect on our business and financial results.

We have no experience in assembling and testing our planned device and no experience in doing so on a commercial scale. To become profitable, we must assemble and test our planned device in commercial quantities in compliance with regulatory requirements and at an acceptable cost. Increasing our capacity to assemble and test our products on a commercial scale will require us to improve internal efficiencies. We may encounter a number of difficulties in increasing our assembly and testing capacity, including:

•	managing production yields;

•	maintaining quality control and assurance;

•	providing component and service availability;

•	maintaining adequate control policies and procedures;

•	hiring and retaining qualified personnel; and

•	complying with state, federal and foreign regulations.

If we are unable to satisfy commercial demand for our planned device due to our inability to assemble and test our planned device, our ability to generate revenue would be impaired, market acceptance of our products could be adversely affected and customers may instead purchase or use, our competitors’ products.

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Certain parts used in the manufacturing of our equipment may experience shortages in global supply which could impact our ability to manufacture our device for customers or maintain research and development timelines.

There are a number of component parts used in the manufacture of our device that are used by many manufacturers in a variety of products. We will compete with other manufacturers for the supply of these components. Additionally, certain parts that are currently in our design may be discontinued by our supplier requiring us to find alternative parts. This issue may require us to change the design of our device or purchase significant inventories of these parts in order to protect against manufacturing delays. We may not be able to procure alternative components or adequate raw material inventories which would result in an inability to produce our device.

U.S. legislative or FDA regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

Rapidly changing technology in life sciences could make the products we are developing obsolete.

The medical device and life-science industry in general is characterized by rapid and significant technological changes, frequent new product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to continually develop and then improve the products that we design and to develop and introduce new products that address the evolving needs of our customers on a timely and cost-effective basis.

COVID-19 continues to evolve and has the potential to disrupt business in the United States and many other parts of the world and may continue to adversely affect our business operations, supply chains, employee availability, financial condition, liquidity and cash flow for an extended period of time.

COVID-19 has receded as a major disruption of business operations. However, if the virus continues to mutate, a risk exists of more shut-downs or disruption of business operations. It is impossible to predict the effect and ultimate impact of the COVID-19 pandemic as the situation continues to evolve.

Ongoing significant reductions in business related activities could result in further loss of sales and profits, as well as other material adverse effects. The extent of the impact of COVID-19 worldwide on our business, financial results, liquidity and cash flows will depend largely on future developments, which are highly uncertain and cannot be predicted.

While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

Our business may be adversely affected by the state of the global economy, uncertainties in global financial markets, and possible trade tariffs and trade restrictions.

Our operations and performance will depend significantly on worldwide economic and geopolitical conditions. Uncertainty about global economic conditions could result in potential customers postponing purchases of our future products in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our future products and, accordingly, on our business, results of operations or financial condition. For example, current global financial markets continue to reflect uncertainty, which has been heightened by the COVID-19 pandemic and the ongoing military conflict between Russia and Ukraine. Given these uncertainties, there could be further disruptions to the global economy, financial markets and consumer confidence. If economic conditions deteriorate unexpectedly, our business and results of operations could be materially and adversely affected. For example, our future customers, including our distributors and their customers, may have trouble obtaining the working capital and other financing necessary to support historical or projected purchasing patterns, which could negatively affect our results of operations.

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Recent global economic slowdowns could continue and potentially result in certain economies dipping into economic recessions, including in the United States. Additionally, increased inflation around the world, including in the United States, applies pressure to our costs. Continued economic slowdowns or recessions and inflationary pressures could have a negative impact on our business, including decreased demand, increased costs, and other challenges. Government actions to address economic slowdowns and increased inflation, including increased interest rates, also could result in negative impacts to our growth.

General trade tensions between the United States and China have been escalating, and any economic and political uncertainty caused by the United States tariffs imposed on goods from China, among other potential countries, and any corresponding tariffs or currency devaluations from China or such other countries in response, may negatively impact, demand and/or increase the cost for our future products. Additionally, Russia’s invasion of Ukraine in early 2022 triggered significant sanctions from U.S. and European countries. Resulting changes in U.S. trade policy could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a potential trade war. Furthermore, if the conflict between Russia and Ukraine continues for a prolonged period of time, or if other countries, including the U.S., become involved in the conflict, we could face significant adverse effects to our business and financial condition. For example, if our supply or customer arrangements are disrupted due to expanded sanctions or involvement of countries where we have operations or relationships in the future, our business could be materially disrupted. Further, the use of cyberattacks could expand as part of the conflict, which could adversely affect our ability to maintain or enhance our cyber-security and data protection measures.

The inability to obtain adequate financing from debt or capital sources in the future could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank Corp., or Signature, and Silvergate Capital Corp. were each swept into receivership. Although the Department of the Treasury, the Federal Reserve and the FDIC ensured that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. Although we were not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program.

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Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

•	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

•	inability to enter into credit facilities or other working capital resources;

•	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

•	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors, or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may from time to time seek to enforce our intellectual property rights against infringers when we determine that a successful outcome is probable and may lead to an increase in the value of the intellectual property. If we choose to enforce our patent rights against a party, then that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. Additionally, the validity of our patents and the patents we have licensed may be challenged if a petition for post grant proceedings such as inter-parties review and post grant review is filed within the statutorily applicable time with the U.S. Patent and Trademark Office (USPTO). These lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party's activities do not infringe our intellectual property rights. In addition, in recent years the U.S. Supreme Court modified some tests used by the USPTO in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of a challenge of any patents we obtain or license.

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If third parties claim that our products infringe their intellectual property rights, we may be forced to expend significant financial resources and management time defending against such actions and our financial condition and our results of operations could suffer.

Third parties may claim that our products infringe their patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult because, in general, patent applications can be maintained in secrecy for a prolonged period after their earliest priority date. Historically, there has been substantial litigation regarding patents and other intellectual property rights in the medical device and related industries. If a competitor were to challenge our patents or other intellectual property rights, or assert that our products infringe its patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive changes to our product design, pay royalties or other fees to license rights in order to continue manufacturing and selling our products, or pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume our financial resources but also divert our management’s time and effort.

If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets.

The strength of our patents involves complex legal and scientific questions and can be uncertain. These patent applications may be challenged or fail to result in issued patents, or if issued, these patents and our existing patents may be too narrow to prevent third-parties from developing or designing around our intellectual property and in that event, we may lose competitive advantage, which could result in harm to our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the medical device industry, we may employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon, among other things, unpatented proprietary technology, processes, trade secrets and know-how. Any involuntary disclosure to or misappropriation by third-parties of our confidential or proprietary information could enable competitors to duplicate or surpass our technological achievements, potentially eroding our competitive position in our market. We seek to protect confidential or proprietary information in part by confidentiality agreements with our employees, consultants and third-parties. While we require all of our employees, consultants, advisors and any third-parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. These agreements may be terminated or breached, and we may not have adequate remedies for any such termination or breach. Furthermore, these agreements may not provide meaningful protection for our trade secrets and know-how in the event of unauthorized use or disclosure. To the extent that any of our staff were previously employed by other pharmaceutical, medical technology or biotechnology companies, those employers may allege violations of trade secrets and other similar claims in relation to their medical device development activities for us.

Because of the specialized nature of our business, the termination of relationships with our key employees, consultants and advisors may prevent us from successfully operating our business, including developing our products, conducting clinical studies, commercializing our products and obtaining any necessary financing.

We are highly dependent on the members of our executive team, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment or consulting agreements with each of our key executives, any of them could leave our employment at any time. We do not have “key person” insurance on any of our employees. The loss of the services of one or more of our current employees might impede the achievement of our business objectives.

The competition for qualified personnel in the medical device fields is intense and we rely heavily on our ability to attract and retain qualified scientific, technical, and managerial personnel. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. In order to commercialize our products successfully, we will be required to expand our workforce, particularly in the areas of research and development and clinical studies, finance, accounting and reporting, sales and marketing and supply chain management. These activities will require the addition of new personnel and the development of additional expertise by existing management personnel. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms or at all. Failure to do so could materially harm our business.

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Our business and operations would suffer in the event of third-party computer system failures, cyber-attacks on third-party systems or deficiency in our cyber security.

We rely on information technology (“IT”) systems, including third-party “cloud based” service providers, to keep financial records, maintain laboratory data, clinical data, and corporate records, to communicate with staff and external parties and to operate other critical functions. This includes critical systems such as email, other communication tools, electronic document repositories and archives. If any of these third-party information technology providers are compromised due to computer viruses, unauthorized access, malware, natural disasters, fire, terrorism, war and telecommunication failures, electrical failures, cyber-attacks or cyber-intrusions over the internet, then sensitive emails or documents could be exposed or deleted. Similarly, we could incur business disruption if our access to the internet is compromised, and we are unable to connect with third-party IT providers. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, we rely on those third parties to safeguard important confidential personal data regarding our employees and subjects enrolled in our clinical trials. If a disruption event were to occur and cause interruptions in a third-party IT provider’s operation, it could result in a disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and development of our product candidates could be delayed or could fail.

Catastrophic events and disaster recovery may disrupt business continuity.

A disruption or failure of our systems or operations in the event of a natural disaster or severe weather event, including, but not limited to, earthquakes, wildfires, droughts, flooding, tornadoes, hurricanes or tsunamis, health pandemic, such as an influenza outbreak within our workforce, or man-made catastrophic event could cause delays in completing sales, continuing production or performing other critical functions of our business, particularly if a catastrophic event were to occur at our premises. Global climate change could result in certain natural disasters occurring more frequently or with greater intensity. Any of these events could severely affect our ability to conduct normal business operations and, as a result, our operating results could be adversely affected. There may also be secondary impacts that are unforeseeable as well, such as impacts on our customers, which could cause delays in new orders, delays in completing sales or even order cancellations.

Failure to secure and maintain adequate coverage and reimbursement from third-party payers could adversely affect acceptance of our products, if approved, and reduce our revenues.

Assuming we receive approval of our products, we expect that the vast majority of our revenues will come from third-party payers, either directly to us in markets where we plan to provide our device candidates to patients, or indirectly via payments made to hospitals or other entities, which may in the future provide our device candidates to patients.

In the U.S., private payers cover the largest segment of the population, with the remainder either uninsured or covered by governmental payers. The majority of the third-party payers outside the U.S. are government agencies, government sponsored entities or other payers operating under significant regulatory requirements from national or regional governments.

Third-party payers may decline to cover and reimburse certain procedures, supplies or services. Additionally, some third-party payers may decline to cover and reimburse our products for a particular patient even if the payer has a favorable coverage policy addressing our products or previously approved reimbursement for our products. Additionally, private and government payers may consider the cost of a treatment in approving coverage or in setting reimbursement for the treatment.

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Private and government payers around the world are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of governments around the world. Adoption of additional price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our revenues and operating results. If third-party payers do not consider our products or the combination of our products with additional treatments to be cost-justified under a required cost-testing model, they may not cover our products for their populations or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

Reimbursement for the treatment of patients with medical devices around the world is governed by complex mechanisms established on a national or sub-national level in each country. These mechanisms vary widely among countries, can be informal, somewhat unpredictable, and evolve constantly, reflecting the efforts of these countries to reduce public spending on healthcare. As a result, obtaining and maintaining reimbursement for the treatment of patients with medical devices has become more challenging globally. We cannot guarantee that the use of our products will receive reimbursement approvals and cannot guarantee that our existing reimbursement approvals will be maintained in any country.

Our failure to secure or maintain adequate coverage or reimbursement for our products by third-party payers in the U.S., or in the other jurisdictions in which we market our products, could have a material adverse effect on our business, revenues and results of operations.

We may not be successful in securing and maintaining reimbursement codes necessary to facilitate accurate and timely billing for our products or physician services attendant to our products.

Third-party payers, healthcare systems, government agencies or other groups often issue reimbursement codes to facilitate billing for products and physician services used in the delivery of healthcare. Within the U.S., the billing codes most directly related to our products are contained in the Healthcare Common Procedure Coding System (“HCPCS code set”). The HCPCS code set contains Level I codes that describe physician services, also known as Common Procedural Terminology codes (“CPT codes”) and Level II codes that primarily describe products. Centers for Medicare & Medicaid Services (“CMS”) is responsible for issuing the HCPCS Level II codes. The American Medical Association issues HCPCS Level I codes.

No HCPCS codes or CPT codes currently exist to describe physician services related to the delivery of therapy using our products. We may not be able to secure HCPCS codes and CPT codes for physician services related to our products. Our future revenues and results may be affected by the absence of CPT codes, as physicians may be less likely to prescribe the therapy when there is no certainty that adequate reimbursement will be available for the time, effort, skill, practice expense and malpractice costs required to provide the therapy to patients.

Outside the U.S., we have not secured codes to describe our products or to document physician services related to the delivery of therapy using our products. The failure to obtain and maintain these codes could affect the future growth of our business.

If we are unable to establish good relationships with physicians, our business could be negatively affected.

Our business model will require us to build and maintain good relationships with physicians who will have a significant source of patients that will generate treatment revenues for both the physician and the Company. If we are unable to establish good relationships with physicians and maintain them, it will jeopardize our ability to generate future revenues.

There is no assurance that Medicare or the Medicare Administrative Contractors will provide coverage or adequate payment rates for our products.

We anticipate that a significant portion of patients using our products will be beneficiaries under the Medicare fee-for-service program. Failure to secure or maintain coverage or maintain adequate reimbursement from Medicare would reduce our revenues and may also affect the coverage and reimbursement decisions of other third-party payers in the U.S. and elsewhere.

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Medicare may classify our medical device as durable medical equipment (“DME”). Medicare has the authority to issue national coverage determinations or to defer coverage decisions to its regional Medicare Administrative Contractors (“MACs”). The fact that only two MACs administer the entire DME program may negatively affect our ability to petition individual medical policy decision-makers at the MACs for coverage. The absence of a positive coverage determination or a future restriction to existing coverage from Medicare or the DME MACs would materially affect our future revenues.

Additionally, Medicare has the authority to publish the reimbursement amounts for DME products. Medicare may in the future publish reimbursement amounts for our products that do not reflect then-current prices for our products. Medicare fee schedules are frequently referenced by private payers in the U.S. and around the world. Medicare’s publication of reimbursement amounts for our products that are below our products’ established prices could materially reduce our revenues and operating results with respect to non-Medicare payers in the U.S. and our other active markets.

Even if our products were authorized by Medicare, CMS requires prior authorization for certain DME items. Claims for such items that did not receive prior authorization before they were furnished to a beneficiary will be automatically denied. In the event Medicare adds one of our products to the list of items requiring prior authorization, our ability to bill and secure reimbursement for patients who would otherwise be covered to use our product under the Medicare fee-for-service program may be reduced.

We cannot provide any assurance that we can access transitional, expedited, or expanded Medicare coverage for our products. CMS is expected to issue rules regarding coverage of emerging technologies; however, no specific information is available about the content of the expected rules and we cannot provide any assurance that any new rules regarding emerging technologies would be applicable to our future products.

We may fail to meet the Sarbanes-Oxley regulations and may lack the financial controls and safeguards required of public companies.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our management has concluded that our internal controls over financial reporting are ineffective and has identified material weaknesses in our internal controls in areas such as the lack of segregation of duties, financial statement reporting, general technology controls, computations and complex accounting associated with debt and equity transactions. While management is working to remediate the material weaknesses, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business. We may discover additional material weaknesses in our internal financial and accounting controls and procedures that need improvement from time to time.

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

Assuming we file our Form 8-A and become a public reporting company subject to Exchange Act reporting requirements, we will be required to comply with Section 404 of the Sarbanes-Oxley Act in connection with our future annual and quarterly reports on Form 10-K and Form 10-Q, commencing with the second Form 10-K we are required to file. We expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404. We cannot be certain that the actions we will be taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

Risks Related to our Common Stock

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock is set forth in the “Dilution” section below. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution.

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Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is challenging to assess, and you may risk overpaying for your investment.

If we cannot raise sufficient funds, we will not succeed.

We are offering shares of our common stock in the amount of up to $20,000,000 in this offering on a best-efforts basis and may not raise the entire amount. Even if the maximum amount is raised, we are likely to need additional funds in the future to fully execute the plans described in this document and commercially launch our products. The technology and product candidates we are developing are highly sophisticated and we may also encounter technical challenges that require more capital than anticipated by the management team to overcome. If we cannot raise funds for whatever reason, including reasons relating to the broader economy, we may not survive. If we raise a substantially lesser amount than the maximum offering, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds to Issuer”.

There is no guarantee you will have a positive return on your investment.

There can be no assurance that investors in this offering will realize a return on investment or that investors will not lose their entire investment. For this reason, each investor should read this offering circular and all exhibits carefully and should consult with such investor’s own attorney and business advisor prior to making any investment decision.

Concentration of ownership of our common stock among our existing executive officers and directors may prevent new investors from influencing significant corporate decisions.

Our executive officers and directors, and their affiliates, in the aggregate, beneficially own approximately 54.2% of our outstanding common stock as of the date hereof. Assuming a raise of $10,000,000, 50% of the maximum offering amount, our executive officers and directors, and their affiliates, in the aggregate, would beneficially own approximately 47.4% of our outstanding common stock. Assuming a raise of $15,000,000, representing 75% of the maximum offering amount, our executive officers and directors, and their affiliates, in the aggregate, would beneficially own approximately 44.5% of our outstanding common stock. Assuming a raise of $20,000,000, representing 100% of the maximum offering amount, our executive officers and directors, and their affiliates, in the aggregate, would beneficially own approximately 42.0% of our outstanding common stock. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

Our management has broad discretion in using the net proceeds from this offering.

We will have broad discretion in the timing of the expenditures and application of proceeds received in this offering. If we fail to apply the net proceeds effectively, we may not be successful in expanding our business in accordance with our business plan. You will not have the opportunity to evaluate all the economic, financial or other information upon which we may base our decisions to use the net proceeds from this offering.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. Subject to any series of preferred stock we may issue in the future, we intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, you may have to sell some or all of your shares of our common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell shares and you may lose the entire amount of the investment.

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We may use the proceeds of this Offering in ways with which you may not agree.

While we currently intend to use the proceeds of this offering for the purposes described in “Use of Proceeds,” our management has broad discretion over how these proceeds are to be used and could spend the proceeds in ways with which you may not agree. You must rely on our judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes or in a manner that does not immediately improve our profitability or increase our stock price.

We may be unable to list our stock on a national exchange, such as the Nasdaq Capital Market.

There has been no public market for our common stock to date. Our common stock is not listed or quoted on any exchange. Although it is our intention to qualify for the trading of our common stock on a national exchange and we have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) following the qualification of the offering and declaration of effectiveness of a Form 8-A, we may not meet or maintain certain qualifying requirements for Nasdaq. If we are unable to meet these requirements, we may seek to list on another similar exchange, or the over-the-counter market – but there is no guarantee we would be successful in doing so. Even if we obtain that quotation (or listing), we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral.

If our stock price fluctuates, you could lose a significant part of your investment.

The market price of our common stock may be subject to wide fluctuations in response to, among other things, the risk factors described in this filing and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Techniques employed by short sellers may in the future drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third-party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s best interests for the price of the stock to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short. These short attacks have led to selling of shares in the market. Issuers that have common stock with limited trading volumes and/or have been susceptible to relatively high volatility levels, can be particularly vulnerable to such short seller attacks. The publication of any such articles regarding us in the future may bring about a temporary, or possibly long term, decline in the market price of our common stock. If we continue to be the subject of unfavorable allegations, we may have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could be distracting for our management team.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company and as a company conducting their initial public offering pursuant to Regulation A, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

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As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity pursuant to an effective registration statement under the Securities Act of 1933;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

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We intend to take advantage of all of these reduced reporting requirements and exemptions.

•	Certain of these reduced reporting requirements and exemptions will already be available to us due to the fact that we also qualify as a “smaller reporting company” under Commission rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

The market price of our stock may be highly volatile, and you could lose all or part of your investment.

The market for our common stock may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our stock price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market in general, and the market for stocks of technology companies in particular, has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, upon completion of this offering, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Texas, which governs the subscription agreement, and in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement.

If you bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by any holder of common stock or by us, or by an investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

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Our Certificate of Incorporation will include a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against us.

Our Certificate of Incorporation will include a forum selection provision that requires any claims against us by stockholders not arising under the federal securities laws to be brought in the Court of Chancery State in the state of Delaware. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. In addition, this forum selection provision may impose additional litigation costs on stockholders in pursuing the claims identified above, particularly if the stockholders do not reside in or near the State of Delaware.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

Once we are a public company, we will incur additional accounting, legal and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations implemented by the United States Security and Exchange Commission (“SEC”) and Nasdaq. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly. Furthermore, these rules and regulations could make it more difficult or costlier for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our common stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our common stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the common stock.

Our security holders may be diluted by future issuances of securities by us.

We may issue additional shares of capital stock or securities convertible into or exchangeable for our capital stock. Such issuance of additional securities would dilute the ownership stake of investors in this offering and could adversely affect the value of our securities.

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Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering may have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g., minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this offering circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this offering circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	current or future financial performance;

•	management’s plans and objectives for future operations;

•	uncertainties associated with product research and development;

•	uncertainties associated with dependence upon the actions of government regulatory agencies;

•	product plans and performance;

•	management’s assessment of market factors; and

•	statements regarding our strategy and plans.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this offering circular in the case of forward-looking statements contained in this offering circular.

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USE OF PROCEEDS

Assuming a maximum raise of $20,000,000 we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $17,786,000 after deducting estimated offering expenses of $2,214,000 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

Assuming a raise of $15,000,000, representing approximately 75% of the maximum offering amount, we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $13,136,000 after deducting estimated offering expenses of $1,864,000 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

Assuming a raise of $10,000,000, representing approximately 50% of the maximum offering amount, we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $8,486,000 after deducting estimated offering expenses of $1,514,000 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

Assuming a raise of $5,000,000, representing approximately 25% of the maximum offering amount, we estimate that the net proceeds from the sale of the common stock in this offering will be approximately $3,836,000 after deducting estimated offering expenses of $1,164,000 related to this offering (including, but not limited to, legal fees, accounting fees, and broker fees and commissions).

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds
Shares Sold	1,000,000	2,000,000	3,000,000	4,000,000
Gross Proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Underwriting Commissions (7%)	(350,000)	(700,000)	(1,050,000)	(1,400,000)
Net Proceeds Before Expenses	4,650,000	9,300,000	13,950,000	18,600,000

Offering Expenses
Underwriter Expenses	175,000	175,000	175,000	175,000
Legal & Accounting	240,000	240,000	240,000	240,000
Marketing	374,000	374,000	374,000	374,000
Publishing/EDGAR	10,000	10,000	10,000	10,000
Transfer Agent	15,000	15,000	15,000	15,000
Total Offering Expenses	814,000	814,000	814,000	814,000

Amount of Offering Proceeds Available for Use	3,836,000	8,486,000	13,136,000	17,786,000

Uses
Research and development expenditures	1,151,000	3,039,000	6,568,000	10,672,000
Total Expenditures	1,151,000	3,039,000	6,568,000	10,672,000

Net Remaining Proceeds Reserved for working capital and other general corporate purposes	$2,685,000	$5,447,000	$6,568,000	$7,114,000

We believe that the expected net proceeds from this offering assuming we complete an offering for 50% of the maximum offering amount, and our existing cash and cash equivalents, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

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DIVIDEND POLICY

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023 on:

•	an actual basis; and

•	a pro forma as adjusted basis after giving effect to the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023; and

	o	the sale of 4,000,000 shares of our common stock in this offering, representing 100% of the maximum offering amount, or $20,000,000, at a public offering price of $5.00 per share, and our receipt of the estimated $17,786,000 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us;

	o	the sale of 3,000,000 shares of our common stock in this offering, representing 75% of the maximum offering amount, or $15,000,000, at a public offering price of $5.00 per share, and our receipt of the estimated $13,136,000 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us;

	o	the sale of 2,000,000 shares of our common stock in this offering, representing 50% of the maximum offering amount, or $10,000,000, at a public offering price of $5.00 per share, and our receipt of the estimated $8,486,000 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us; and

	o	the sale of 1,000,000 shares of our common stock in this offering, representing 25% of the maximum offering amount, or $5,000,000, at a public offering price of $5.00 per share, and our receipt of the estimated $3,836,000 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this offering circular.

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				At March 31, 2023
	Actual	Pro Forma - $5M Offering	Pro Forma - $10M Offering	Pro Forma - $15M Offering	Pro Forma - $20M Offering

Cash and cash equivalents	$864,618	$7,540,618	$12,190,618	$16,840,618	$21,490,618

Stockholders’ equity:
Preferred stock, $0.001 par value: 7,100,000 authorized, 0 shares issued and outstanding	–	–	–		–
Common stock, $0.001 par value: 25,000,000 shares authorized, actual and pro forma; 12,336,571 shares issued and outstanding, actual and 14,756,571, 15,756,571, 16,756,571 and 17,756,571 shares issued and outstanding, pro forma, respectively	12,337	14,757	15,757	16,757	17,757
Additional paid-in capital	24,175,156	30,848,736	35,497,736	40,146,736	44,795,736
Accumulated deficit	(23,543,465)	(23,543,465)	(23,543,465)	(23,543,465)	(23,543,465)
Total stockholders’ equity	644,028	7,320,028	11,970,028	16,620,028	21,270,028

Total capitalization	$1,508,646	$14,860,646	$24,160,646	$33,460,646	$42,760,646

The number of shares of common stock to be outstanding after this offering is based on 12,336,571 shares outstanding as of March 31, 2023, plus the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023, and does not give effect to:

•	2,641,400 shares available for future issuance under the Autonomix Medical Inc. 2023 Stock Plan;

•	1,358,600 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.00 per share

•	6,569,929 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.02 per share; and

•	up to 280,000 shares of common stock issuable upon exercise of warrants to be issued to the Selling Agent in connection with this offering at an exercise price of $6.25 per share.

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DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of March 31, 2023, our net tangible book value was $644,028, or $0.05 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of common stock after the offering. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of March 31, 2023 after giving effect to: (i) the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023; and (ii) the sale of shares of common stock in this offering representing 100% of the maximum offering amount, representing 75% of the maximum offering amount, representing 50% of the maximum offering amount, and representing 25% of the maximum offering amount:

	$5M Offering	$10M Offering	$15M Offering	$20M Offering
Offering price per share	$5.00	$5.00	$5.00	$5.00

Net tangible book value per share at March 31, 2023	$0.05	$0.05	$0.05	$0.05
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.45	$0.71	$0.94	$1.15
Adjusted net tangible book value per share after this offering	$0.50	$0.76	$0.99	$1.20
Dilution in net tangible book value per share to new investors	$4.50	$4.24	$4.01	$3.80

The number of shares of common stock to be outstanding after this offering is based on 12,336,571 shares outstanding as of March 31, 2023, plus the issuance of 1,420,000 shares of common stock in a private placement at a purchase price of $2.00 per share completed subsequent to March 31, 2023, and does not give effect to:

•	2,641,400 shares available for future issuance under the Autonomix Medical Inc. 2023 Stock Plan;

•	1,358,600 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.00 per share

•	6,569,929 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.02 per share; and

•	Up to 280,000 shares of common stock issuable upon exercise of warrants to be issued to the Selling Agent in connection with this offering at an exercise price of $6.25 per share.

The following tables set forth, as of August 1, 2023, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price, assuming the sale of shares of common stock in this offering representing 100% of the maximum offering amount, representing 75% of the maximum offering amount representing 50% of the maximum offering amount, and representing 25% of the maximum offering amount.

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$5M Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	12,336,571	83%	$9,815,000	56%	$0.80
June 2023 Private Placement	1,420,000	10%	2,840,000	16%	2.00
Investors purchasing shares in this offering	1,000,000	7%	5,000,000	28%	5.00

Total	14,756,571	100%	$17,655,000	100%	$1.20

$10M Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	12,336,571	78%	$9,815,000	43%	$0.80
June 2023 Private Placement	1,420,000	9%	2,840,000	13%	2.00
Investors purchasing shares in this offering	2,000,000	13%	10,000,000	44%	5.00

Total	15,756,571	100%	$22,655,000	100%	$1.44

$15M Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	12,336,571	74%	$9,815,000	36%	$0.80
June 2023 Private Placement	1,420,000	8%	2,840,000	10%	2.00
Investors purchasing shares in this offering	3,000,000	18%	15,000,000	54%	5.00

Total	16,756,571	100%	$27,655,000	100%	$1.65

$20M Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	12,336,571	69%	$9,815,000	30%	$0.80
June 2023 Private Placement	1,420,000	8%	2,840,000	9%	2.00
Investors purchasing shares in this offering	4,000,000	23%	20,000,000	61%	5.00

Total	17,756,571	100%	$32,655,000	100%	$1.84

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto included in this offering circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

We are a development stage medical device development company focused on advancing innovative technologies for sensing and treating disorders relating to the peripheral nervous system. Our first-in-class technology platform includes a catheter-based microchip-enabled sensing array that when compared to the nearest device on the market, the BSC Orion, appears to detect and differentiate neural signals with up to 3,000 times greater sensitivity.

Our sensing catheter has already been developed sufficiently to demonstrate in animal models successful identification of a signal from a specific nerve before ablation and confirmation of termination of that the signal from the treated nerve after ablation. We are now in the process of improving the assembly of this catheter to meet the standards required for human use. In parallel with this effort, we are preparing for a first-in-human demonstration of transvascular ablation to relieve pain associated with pancreatic cancer. Once these two efforts are completed, we plan to bring sensing and treatment together in a pivotal clinical trial to enable the commercial launch of our technology. As stated above, we are a development stage company and there is no guarantee that the results of any trials will produce positive results or that the results will support our claims.

Results of Operations

General and Administrative Expense

General and administrative expense was $1,333,251 for the year ended March 31, 2023 compared to $13,590,206 for 2022. The change is attributable primarily to the warrant expense of $12,866,911 incurred during the year ended March 31, 2022 related to our SAFE instrument. Excluding the impact of the warrant expense, general and administrative expense increased by $609,956, driven primarily by increased officer compensation of approximately $451,000 as we expanded our management team, an increase in professional fees of approximately $323,000 due to our completing the audit of our financial statements and increased legal costs due to preparations to becoming a public company, an increase in advertising and marketing costs of approximately $71,000, an increase in Board of Director compensation of $50,000, partially offset by a decrease of approximately $300,000 in stock-based compensation. General and administrative expenses for the years ended March 31, 2023 and 2022 include approximately $267,000 and $204,000, respectively, of legal costs related to intellectual property maintenance. We expect to incur increased general and administrative expense related to the costs of being a public company after we complete the initial public offering.

Research and Development Expense

Research and development expense was $657,226 for the year ended March 31, 2023 compared to $4,069 for 2022. The increase in research and development expenses during the current year was mainly attributed to clinical trial planning of $302,198 through a contract research organization (CRO), travel expenses of $73,887, design work expenses of $252,907 and supplies expense of $28,234. Of these costs, approximately $400,000 was incurred in the development of our sensing technology and approximately $250,000 was incurred in the development of our ablation technology. We expect to incur increased research and development costs in the future as we continue our clinical trial.

Other Income/ Expense

During the year ended March 31, 2022, we had interest expense of $218,088 related to convertible notes payable outstanding in previous periods that were converted to common stock as part of the share exchange with investors on March 21, 2022. We recognized a gain on debt extinguishment of $149,217 related to the share exchange. We also recognized a gain on change in fair value of derivative liabilities of $313,831 during the year ended March 31, 2022 related to the conversion features on the convertible debt and the warrants issued with our Simple Agreement for Future Equity (“SAFE”) transaction in December 2021. We also recognized a gain of $20,600 as a result of the forgiveness of Paycheck Protection Program (“PPP”) loans. There was no other income or expense during the year ended March 31, 2023.

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Net Loss Available to Common Shareholders

The net loss for the year ended March 31, 2023 was $1,990,477 compared to $12,841,828 for 2022. The change in net loss is primarily attributable to the decrease in warrant expense as described above, partially offset by the remaining increase in general and administrative costs and the increase in research and development costs.

Liquidity and Capital Resources

On March 31, 2023, we had cash of $864,418, and we had working capital of $644,028. We have historically funded our operations from proceeds from debt and equity sales.

In June 2023, we completed a financing with several accredited investors for the sale of 1,420,000 shares of common stock with gross proceeds of $2,840,000.

In December 2021, we entered into a SAFE and received total proceeds of $400,000. The amount invested was convertible into equity instruments that were issued upon the closing of a subsequent equity financing or a corporate transaction (such as change of control, merger, initial public offering, or sale of substantially all our assets) of at least $2 million with a pre-money valuation of not more than $35,000,000. The SAFE did not have a stated interest rate. In March 2022, the SAFE instrument converted into 200,000 shares of our common stock at $2 per share. In connection with the initial investment, the SAFE investor also received a warrant with a 7-year exercise period and an exercise price $0.01 per share. The number of warrant shares were variable based upon a formula in the award. In connection with the conversion of the SAFE, the investor’s warrants were modified that resulted in a fixed number of shares. The investor received 6,460,000 warrants to purchase common stock at an exercise price of $0.01 per share, which remain outstanding.

We believe that our cash on hand is sufficient to fund our planned operations into, but not beyond, the quarter ending December 31, 2023.

Our plan of operations is primarily focused on developing, with the product in the proof-of-concept stage at this time. We are initially focusing on the treatment of pain associated with pancreatic cancer and we have designed our commercialization efforts around this as our first proposed indication for use.

We estimate that we will require additional financing of up to $50 million to fund our operations through initial commercial launch. Our current expectation is that our cash on hand is sufficient to fund our operations into the quarter ending December 31, 2023. The timing and costs of clinical trials are difficult to predict and trial plans may change in response to evolving circumstances and as such the foregoing estimates may prove to be inaccurate.

We will need to raise additional capital in order to meet our obligations and execute our business plan. If we are unable to raise sufficient funds, we will be required to develop and implement an alternative plan to further extend payables, reduce overhead or scale back our business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Summary of Cash Flows

Cash used in operating activities

Net cash used in operating activities was $1,854,398 and $387,307 during the years ended March 31, 2023 and 2022, consisting of payment of our research and development costs for the development of our medical devices and general and administrative costs consisting of professional fees, officer compensation and marketing costs.

Cash provided by financing activities

Net cash provided by financing activities was $675,000 for the year ended March 31, 2023 from the sale of common stock. Net cash provided by financing activities was $2,430,186 during the year ended March 31, 2022, consisting of $2,000,000 of cash proceeds from the sale of common stock, $400,000 from our SAFE instrument, $136,000 from issuances of convertible debt and $4,664 of cash from the exercise of common stock options. We also paid $110,478 in issuance costs related to the sales of common stock.

Off-balance Sheet Arrangements

As of March 31, 2023, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

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BUSINESS

Overview

We are a development stage medical device development company focused on advancing innovative technologies for sensing and treating disorders relating to the nervous system. Our first-in-class technology platform includes a catheter-based microchip-enabled sensing array that when compared to the nearest device on the market, the BSC Orion, appears to detect and differentiate neural signals with up to 3,000 times greater sensitivity. We calculate sensitivity in units of minimum signal detection voltage in micro volts (uV) time area of the electrode (square millimeters). It is a combined measure that is related to the signal resolving power and spatial resolution of the system. For the comparison device, the metrics are 10uV for signal detection levels, and roughly 0.4mm by 0.5mm for the electrode dimensions. For the Autonomix device, the metrics are <1uV for signal detection levels and roughly 0.02mm by 0.03mm for the electrode dimensions. We believe this will enable a method of transvascular targeting, treating, and confirming treatment of diseases involving the nervous system throughout the body that is not currently available and may be capable of filling a wide range of unmet medical needs.

We are initially developing our technology for patients with pancreatic cancer and pancreatitis, conditions that can cause debilitating pain and need a more effective solution. However, we believe our technology constitutes a platform with the potential to address dozens of indications in a range of areas including chronic pain management from all causes, hypertension, cardiovascular disease and a wide range of other nerve-related disorders.

Our development efforts can be divided into to two sub parts: sensing and treatment, where sensing is focused on identifying neuronal activity that may be associated with a disorder with enough precision to enable targeted treatment. While the treatment may vary depending on the disorder, in our initial indications this will involve energy-based ablation (deliberate tissue damage, also referred to as denervation) intended to stop unwanted neuronal activity.

Our sensing catheter has already been developed sufficiently to demonstrate in animal models successful identification of a signal from a specific nerve before ablation and confirmation of termination of that the signal from the treated nerve after ablation. We are now in the process of improving the assembly of this catheter to meet the standards required for human use. In parallel with this effort, we are preparing for a first-in-human demonstration of transvascular ablation (without the use of our sensing technology) to relieve pain associated with pancreatic cancer. Once these two efforts are completed, we plan to bring sensing and treatment together in a pivotal clinical trial to enable the commercial launch of our technology. As stated above, we are a development stage company and there is no guarantee that the results of any trials will produce positive results or that the results will support our claims.

Targeting the Peripheral Nervous System

The peripheral nervous system comprises a vast network of nerve fibers extending throughout the human body and interacting with every organ. Peripheral nerves can be further classified as autonomic (supplying sympathetic and parasympathetic nerve signals from the brain to tissue and organs, i.e., fear inducing production of adrenaline) and somatosensory (supplying signals to the brain from tissue and organs, i.e., the sensation of pain). Whether as a root cause or a manifestation of resulting symptoms, these nerves play a role in virtually all diseases.

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Unfortunately, we believe that very few tools currently exist for the sensing and targeting of individual nerve fibers within the peripheral nervous system. At Autonomix, our primary goal is to provide a breakthrough in sensing technology that will become an indispensable tool for diagnosing, targeting, and treating disorders relating to the peripheral nervous system. And, although our Company’s name hails from the autonomic subgroup of the peripheral nervous system, our technology is intended for both the autonomic and somatosensory systems and could eventually find uses within the central nervous system.

Exploiting the Vascular Superhighway

The Autonomix system we are developing is primarily catheter based, meaning that our sensing equipment will be delivered to its targeted location via a lumen within the body. While this could include oral, urethral, and other natural openings of the body, our primary focus is using the vasculature, most often arteries, to reach our target. Fortunately, nature has endowed us with “superhighway” access in the form of our arterial structure, as most of the peripheral nerves travel along our arteries. As can be seen in this cross-sectional view of the kidney and renal artery, the web of peripheral nerve fibers (shown in yellow) parallels the renal artery, and this form of nerve pathway development is typical throughout the body.

Our sensing catheter has been designed to be introduced by a small incision into an artery (such as the femoral artery) and with a conventional guide wire or sheath be directed to any organ in the body where it will be close enough to the nerve fibers servicing that organ to sense, target and (if needed) treat the nerves associated with that targeted disorder, and to confirm that the intended treatment was successful.

The Sensing Problem

Although this vascular superhighway has long been utilized for certain catheter-based evaluation and intervention, we believe its use throughout the body has been limited by the lack of adequate sophistication of catheter systems. According to a Markets and Markets report, titled “Electrophysiology Market Global Forecast to 2027” published in February 2023, the global electrophysiology market in terms of revenue was estimated to be $6.8 billion in 2021 and is expected to reach $11.6 billion by 2027. The report cites as a driver for such market the increased incidence of cardiovascular disease and the use of catheters to deliver corrective ablation in the field of cardiology. Most commonly, radio frequency (RF) energy is emitted from inside the walls of the heart or arteries sufficient to ablate (destroy) a cardiomyocyte or nerve within its path. This “transvascular” use of ablation forms the basis for treating atrial fibrillation, for example.

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More recently, companies like Medtronic have successfully used transvascular ablation of the nerves surrounding the renal artery to treat refractory hypertension (high blood pressure that has been resistant to standard drug therapy). One of the challenges they face however is that the nerves they are targeting operate at much lower voltage levels than, say, the level emitted by a cardiomyocyte. In cardiology, there are sensing systems capable of sensing down to a level of about 10 to 15 microvolts. That’s more than enough sensitivity to detect (and target) a cardiomyocyte that is emitting 100 microvolts per pulse, but the nerves around the renal artery (and around most peripheral nerve targets throughout the body) are operating at around 1 to 2 microvolts; much too low to be seen by existing sensing technology.

What this means is that the ablation from within the renal artery is essentially conducted “blind.” Without a sensing system capable of detecting and targeting signals from nerves within the nervous system, clinicians cannot see the nerves causing hypertension in the patient. As a result, they have to guess and treat one small area at a time, hoping they hit the desired target without hitting an unintended target. Over-treating the area could relegate the patient to life in a wheelchair by destroying their ability to regulate blood pressure.

The Autonomix Solution

We believe the reason no one has commercialized a sensing system capable of solving this problem is that the physics involved demanded a major technological breakthrough. By their very nature, electrical signals from the body are analog and even though a 10-microvolt signal can be detected and transmitted down the roughly 2 meters of wire required to travel along the catheter, outside the patient, and into the necessary processing equipment shown in this picture of a typical catheter lab, this isn’t feasible with the 1 to 2 microvolt signal from a typical peripheral nerve. Given the cacophony of other signals emitted throughout the body and by other equipment in the lab as well as degradation of the signal due to the distance traveled along the catheter, these faint signals become lost or are rendered meaningless.

We are seeking to solve this problem through our design, which is still in development, of a proprietary microchip capable of shrinking the required lab equipment shown in the picture below down to a 1 by 2-millimeter footprint so that it can be placed directly next to an extremely small, fine-resolution antenna array. The picture of the “proprietary chipset” below is our actual chipset and is not a rendering.

As shown in the diagram below, this basket antenna array is built from a micro-thin, laser-cut flexible circuit board. Each antenna is capable of sensing down to approximately 0.5 microvolts and by providing an array of up to 16 antennae or more, the result is a system that when compared to the nearest device on the market, the BSC Orion, appears to detect and differentiate neural signals with up to 3,000 times greater sensitivity. In addition, we believe the special arrangement of the antennae will make it possible to effectively geolocate the nerve in 3-dimensional space for targeting treatment.

Once the signal is detected, that analog information is fed directly into the microchip where an amplifier, analog to digital converter, and multiplexer produce a robust serial digital signal that can be reliably sent down a minimal number of wires in the catheter to a Wi-Fi enabled handpiece just outside the patient. The Wi-Fi handpiece then transmits this data to a nearby laptop for viewing and analysis by the clinician.

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Sense, Ablate, Confirm

This sensing system is being designed to not only be deployed using the same catheter systems currently used for RF ablation, the two systems may be co-located so that the combined system could be capable of sensing, treating (ablating) and confirming successful treatment all with one relatively simple and minimally invasive procedure.

Focus on Pancreatic Cancer Patients

We believe the Autonomix sensing technology has the potential to provide a level of detail and resolution in navigating the peripheral nervous system that until now has simply not been possible. As such, we believe this platform, if shown to be effective, could be applied to a wide range of disorders throughout the body. With that said, our experience tells us that the best way to develop a new technology like this is to narrowly focus on a proof of concept that we think will reflect the capabilities of our system while providing the most expeditious pathway to commercialization and revenue generation.

For this reason, we are initially focusing on the treatment of pain associated with pancreatic cancer and we have designed our commercialization efforts around this as our first proposed indication for use.

We believe this is a good choice for several reasons:

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Significant Unmet Need

According to a report by The Oncologist, titled “Pancreas Cancer-Associated Pain Management” first published April 22, 2021, “[p]ain is highly prevalent in patients with pancreas cancer,” “90% of these patients reported discussing pain with their health care provider,” and “50% of the respondents reported visits to the emergency room for symptoms related to pain.” One of the tragedies of this condition is that most pancreatic cancer patients have a short time to live and the debilitating pain resulting from the tumor can significantly reduce the quality of that remaining time. Moreover, we believe that prolonged pain can diminish a patient’s will to live, making that remaining time even shorter.

The standard of care treatment usually begins with opioids, but patients often become resistant, and the side effects of chronic opioid use eventually outweigh the benefits.

The most common alternative method of treatment is a neurolytic celiac plexus blockade (“NCPB”), which is a percutaneous (via needle through the skin) ethanol injection guided by CT scan to attempt to direct the ethanol (which will destroy neural tissue on contact) to the area of the pancreatic tumor and related peripheral nerves. Regardless of this initial targeting, the varied structure of the abdominal cavity leads to the potential for ethanol to either miss the intended target or migrate to unintended areas creating unwanted side effects.

Furthermore, according to a study titled “Neurolytic Celiac Plexus Block for Pain Control in Unresectable Pancreatic Cancer” published by the American Journal of Gastroenterology, 2007, Vol.102 (2), p.430-438, Article 430, meta-analysis from multiple randomized controlled trials suggests that patient benefits from NCPB are only marginally better than opioids and may not be outweighed by the potential risks. The most common side effects are diarrhea, transient hypotension, constipation, nausea and vomiting, and lethargy while rare major adverse events reported in the literature include infectious complications, bowel perforation, intraabdominal hemorrhage, fistula formation, stomach paralysis, partial paralysis of the lower limbs or loss of other motor function, chronic diarrhea, arterial damage, water on the lung, and death.

In contrast, we believe the Autonomix procedure could represent a much safer and more reliable treatment. This has the potential to significantly increase remaining quality of life for pancreatic cancer patients, and in so doing, even potentially extend overall survival.

To begin with, our entire approach is via arterial catheter, inserted in most cases via the femoral artery. We believe this method of access that should significantly reduce the potential for complications as compared with NCPB. We believe our sensing technology has the potential to identify and target the nerves that are responsible for the pain signal and with the ability to focus the ablative energy on that target, we should have a much greater degree of accuracy, control and reliability as compared with NCPB.

When comparing to the use of opioids, we believe the potential benefits are even more obvious. The Autonomix procedure we are developing is, by design, targeted directly to the nerves responsible for the pain being treated and offers the potential for “one and done” durability, whereas opioids are systemic treatments subjecting the entire body to unnecessary exposure, requiring constant dosing, and inducing debilitating chronic systemic side effects as a consequence.

Beneficial Clinical Trial Dynamics/Expedited Regulatory Process

Despite the significant unmet need, there are very few clinical trials worldwide focused on improving pain management for pancreatic cancer patients and currently none that we are aware of in the proposed location of our planned first-in-human proof of concept study. We believe this means there is limited competition for such patients, making it theoretically easier to recruit for our trial.

At the same time, because we are focusing on palliative care for patients whose lives are being limited by a rare cancer, we believe regulatory authorities are willing to consider lower preclinical hurdles and smaller and simpler trial designs to help encourage trial sponsors to seek improved treatment options. However, these decisions are under the exclusive control of regulatory authorities and there is no guarantee that our trial designs will be approved. If regulatory authorities are willing to consider lower preclinical hurdles and smaller and simpler trial designs, this would translate into lower preclinical and clinical trial cost, as well as shorter completion times. Furthermore, study duration is also shortened by the very nature of the indication and primary efficacy endpoint: reduction of pain associated with pancreatic cancer.

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Specifically, we intend for each patient to need only one treatment and we expect we will be able to immediately determine if there is any reduction of pain from our procedure such that an initial indication of pain reduction will likely be provided by patients upon conclusion of that treatment. Although follow up visits will be required to assess continuing safety and durability of efficacy over a span of several months, an initial indication of efficacy will be available almost as quickly as patients are recruited. For this reason, we are hopeful that the overall duration of this first trial will be measured in months rather than years, as is often the case for clinical trials with longer treatment durations or where a clinically significant response takes more time to be produced.

Meaningful Commercial Market

Although pancreatic cancer is considered a rare disease, according to the American Cancer Society “Key Statistics for Pancreatic Cancer” (https://www.cancer.org/cancer/types/pancreatic-cancer/about/key-statistics.html), the American Cancer Society estimates in 2023 that approximately 64,000 will be diagnosed with pancreatic cancer in the U.S. on an annual basis and an article in the International Journal of Cancer (Int. J. Cancer. 2021;149:993–1001) indicates that annual new cases in the European Union reached 109,000 in 2019 and are expected to grow. A market analysis published by Precedence Research (https://www.precedenceresearch.com/ pancreatic-cancer-market) reported that the global market for treatment of pancreatic cancer in 2022 was estimated to be $2.2 billion. Published research by The Oncologist, titled “Pancreas Cancer-Associated Pain Management” stated that “90% of patients [with pancreatic cancer] reported discussing pain with their health care provider”. As a point of reference, a one-month course of Abraxane (a commonly prescribed drug for the treatment of pancreatic cancer) has a retail price of more than $10,000. While this should not be considered an indicator of how an Autonomix procedure will ultimately be priced, we believe it reflects the magnitude of potential market size and helps form the basis for expecting a significant revenue opportunity from this indication.

The incidence of pancreatitis, a non-cancerous condition that can also result in chronic pain, is estimated to be as much as three times that of pancreatic cancer. We believe that, if our procedure is cleared for use in treating pancreatic cancer pain, we should be able to eventually expand that clearance to include pain resulting from pancreatitis.

The Potential to Impact Cancer

Recent independent research has indicated that neural pathways may play an insidious role in cancer progression. An article published in Metastatic Cancer: Clinical and Biological Perspectives, titled “Sympathetic Nervous System Regulation of Metastasis” demonstrates that as pancreatic tumors progress to invade the liver (a common occurrence in patients with pancreatic cancer and a significant driver of morbidity) they do so by traveling along local neural pathways. Our development team speculated that disruption of these pathways might have the potential to slow or stop the progression of the primary tumor.

In collaboration with a specialist in pancreatic cancer, we conducted a study in mice to see if ablation (in this study, ethanol ablation was used, similar to its use with NCPB in humans) of the nerve fibers around the pancreas might have an effect on tumor progression. As can be seen in this study summary, there was a reduction in tumor progression in this model. This was a small study, and we can’t be certain that these results are indicative of the potential for impacting tumor progression in humans, but we do see this as encouraging further study and may represent a future opportunity beyond pain management.

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Indicative of Additional Market Potential

We believe pancreatic cancer pain management is a “proof of concept,” and we believe success here will be indicative of the potential of our system in a wide range of disorders where the peripheral nervous system is involved.

Examples of future potential additional uses include renal denervation for treating hypertension, addressing other sources of pain including lower back and other joint locations, Complex Regional Pain Syndrome (“CRPS”), other tumor related pain, and pelvic pain, pulmonary disorders such as chronic obstructive pulmonary disease, and urinary tract and digestive disorders, and enabling more targeted treatments in cardiology, just to name a few.

A Markets and Markets report, titled “Electrophysiology Market Global Forecast to 2027” published in February 2023 describes the global electrophysiology (EP) market as representing approximately $6.8 billion in 2021 in annual global revenue, and is expected to reach $11.6 billion by 2027. The vast majority of this market today is represented by cardiology related diagnosis and intervention. Our vision for the Autonomix technology is to help expand electrophysiology well beyond cardiology to include nearly all reaches of the peripheral nervous system and we believe doing so will ultimately result in a market opportunity much greater than the current projections for the EP.

We believe enabling targeted transvascular treatment of pain will enable us to access the $75 billion pain management market, as cited in the Mordor Intelligence Pain Management Market Industry Report (https://www.mordorintelligence.com/industry-reports/pain-management-market). Additionally, facilitating a safer, more targeted method for renal denervation should enable us to access the $23 billion hypertension market, as indicated by Polaris Market Research (https://www.polarismarketresearch.com/industry-analysis/global-hypertension-drug-market). When additional indications such as pancreatic cancer, irritable bowl syndrome, and overactive bladder are included, we believe the Autonomix platform has the potential to address more than $100 billion in market opportunities.

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Commercialization Plan

Regulatory Pathway

The most likely approval pathway for our technology is referred to as “de novo” premarket notification. This is differentiated from the more common “510(k)” pathway, which is only applicable when there is a clear “predicate” device already on the market (doing the same thing in substantially the same way) and from the lengthier “PMA” process when there is no precedent at all for a technology. In our case, both sensing and ablation have established precedence, just not at this level of sensitivity or in our targeted indications.

Whether in the United States or EU, we must demonstrate that our technology is safe and effective. The safety standard is ultimately met through a combination of animal studies, independent laboratory testing, a design history file documenting compliance with established standards and, ultimately, human clinical trials. Many of these requirements are staged such that not all must be met on the front end of development. In addition, efficacy must be based on a sound scientific rationale and ultimately demonstrated in a human clinical trial.

Human trials are often designed to begin with a Proof of Concept (“PoC”); the US Food and Drug Administration (“FDA”) sometimes refers to these as Early Feasibility Studies (“EFS”) and then progress to a “Pivotal” or approval, trial. The design and endpoints of pivotal trials are often negotiated with the relevant regulatory authority (i.e., FDA in the United States, EMA or country-specific Competent Authority (“CA”) in Europe). Our regulatory package for authorization to conduct our first-in-human clinical trial is now complete and pending review and approval by the Ethics Committee (“EC”) at our intended clinical site hospital in Poland. EC approval is the first of two approval steps that must be obtained sequentially before the clinical trial may begin, with the second being approval by the Polish equivalent of the FDA (referred to as the URPL). The regulatory package submitted includes not only a detailed clinical protocol for conducting the study, but also an extensive Investigator’s Brochure (“IB”) setting forth details about the equipment to be used, historical safety of human procedures conducted with this equipment and details of our animal studies using this equipment for the first time in the area of the pancreas.

We plan to present the relevant data from this study to the FDA in a pre-submission meeting to request “Breakthrough Status” in an effort to minimize the clinical requirements for clearance in the United States. Nonetheless, additional clinical trials will be required by the FDA to support our submissions for clearance in the United States.

According to an article by Applied Clinical Trials, titled “Medical Device Development: U.S. and EU Differences” published August 1, 2006 “[t]he way in which devices are regulated in the EU is very different from the way they are regulated in the United States,… [which] has introduced significant differences in time-to-market approval for the United States versus the EU, particularly in the case of high-risk Class III and Class IIb implantable devices.” While this is changing based on the advent of a new EU regulation called Medical Device Regulation (“MDR”) that is expected to make the EU process more like the FDA process, MDR is being rolled out country by country. We believe the approval process in some EU countries for utilizing CE marked devices off label is less demanding than in the US. As a result, we have decided to conduct the PoC in Europe instead of the US.

Once the PoC is established, however, there are compelling reasons to focus the approval process first and foremost in the US. One reason is that therapeutic procedures in the US will usually command higher prices and once those prices are set, EU pricing authorities will often index off of the US price. Another is that product launches are usually easier in the US where a single sales force can serve the entire region (as opposed to country-specific distribution teams in the EU) and where one regulatory standard applies across the board.

We have chosen Poland for the EU segment of this plan based on a combination of the previous experience of our team and an assessment of the expected speed with which the project may move. Although costs are also relatively low in Poland as compared with the US or more developed European countries, we believe this is incidental to the timeline and quality of execution.

The Autonomix team has experience conducting several clinical trials in Poland and has established relationships with on-the-ground resources to properly plan and execute the PoC trial. In addition, we believe we have a strong existing relationship with the leading pancreatic cancer treatment facility in the region, giving us access to a high volume of patients and state-of-the-art surgical and catheter facilities and personnel.

Clinical trials are centered around the written “protocol” for human testing. For a trial to proceed, it requires approval of this protocol from an ethics committee of the participating hospital and the relevant Competent Authority, which in this case is the URPL (Polish equivalent to the FDA), as well as a signed contract with the hospital (which in this case is also the Sponsor). For our PoC trial, although the bulk of the normally required animal testing has already been completed to support the existing label claim (cardiovascular ablation), some supporting animal testing will be performed to justify the proposed off label use (ablation of the celiac plexus region of the arterial structure near the pancreas). The timing for completion and the ultimate outcome of this testing could have a material impact on the timing of our PoC.

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The development of the PoC data forms the basis for two FDA-related processes. First is the request of a “Pre-Submission” meeting to discuss the overall regulatory strategy, the primary focus of which is to agree on a pivotal testing protocol. Assuming promising PoC data, the second is to submit a request for “Breakthrough” status based on the significant unmet need. Breakthrough status affords us expedited access to FDA and a higher level of proactive interaction that may support faster approval.

Upon completion of the Pivotal Clinical Trial, we believe we will then be in a position to submit our de novo application to the FDA, the review of which is expected to require approximately 150 days. We believe this entire timeline supports an ultimate FDA clearance (applications like this are not technically “approved” but rather “allowed” or “cleared”) by the end of 2025 to early 2026. The foregoing timeline is not a guarantee and is subject to many of the risks and uncertainties disclosed in this offering circular and is subject to change.

Technology Development

Commercialization of our technology can be thought of in three distinct phases: (1) sensing, (2) ablation, and (3) the combination of these two technologies into an integrated device. We believe that commercial success can be achieved with either of the two technologies and is not dependent upon successful integration (meaning two distinct systems, one for sensing and one for ablation could also be viable, even if not optimal).

Similarly, our clinical development plan reflects the fact that the sensing and ablation systems are at different stages of development. Extensive testing in pigs (whose abdominal structure is considered similar to humans) has demonstrated that our sensing technology is capable of locating and targeting individual nerves around the renal artery. Considering the similarity in anatomy, both between pigs and humans and between the renal artery (supplying the kidneys) and the celiac and related arteries supplying the pancreas, we believe our sensing system may also be effective in humans and that the primary remaining risk relating to the sensing system is commercial execution.

Specifically, we believe one of the most demanding aspects of our commercialization plan will be scaling up from our existing sensing prototype to a robust commercial version. Today, our sensing device is hand built and includes a combination of hand-crafted and 3D printed parts. We will divide this device into two subsets: (a) an electronics package (subassembly) that relies on semi-automated production of printed flexible circuit boards and electrical leads that is supplied to (b) a qualified catheter production process that will be contracted to a catheter production facility already experienced and certified in the “art” of catheter assembly. We expect this scale up process will be completed by the end of 2024, although there is no assurance that we will be able to meet such timeline.

Regarding the ablation system, safe and reliable off-the-shelf RF systems are currently available for use in cardiology. Our plan is to use one of these existing systems “off label” (in an area of the body for which the system is not yet approved by the relevant regulatory agency) to ablate the nerves near the pancreas of pancreatic cancer patients to demonstrate, for the first time ever, that transvascular ablation of those nerves may reduce pain. EC approval is the first of two approval steps that must be obtained sequentially before the clinical trial may begin, with the second being approval by the Polish equivalent of the FDA (referred to as the URPL). The regulatory package submitted includes not only a detailed clinical protocol for conducting the study, but also an extensive Investigator’s Brochure (IB) setting forth details about the equipment to be used, historical safety of human procedures conducted with this equipment and details of our animal studies using this equipment for the first time in the area of the pancreas. To be clear, this first PoC trial will be conducted without the benefit of our sensing system because we don’t expect it to be cleared by the FDA for use in humans in time for this trial.

The fact that this first PoC will essentially be performed “blind” (as all denervation procedures are currently done) simply means that it will not be as accurate as it could be. However, we believe if we successfully demonstrate that transvascular ablation is capable of mitigating pancreatic cancer pain, this would be a medical “first” and would represent an important breakthrough for the electrophysiology community. Likewise, we believe it will help support a request to the FDA to be granted “Breakthrough” status, which could accelerate our future commercialization efforts.

Also, what we learn in the trial about how to optimize ablation catheters for use outside the cardiology space will likely result in an improved catheter design for use in future trials. In parallel, a choice will be made regarding the ablation technique. Although the PoC will be conducted with an off-the-shelf RF system, we anticipate that an optimized system may use an alternate form of energy, such as Pulsed Field Ablation (PFA) or ultrasound. That final choice of ablation technology will then be combined with the sensing equipment into an integrated package.

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It is possible to receive clearance from the FDA (and EMA) based on a prototype system that is not optimized for manufacturing and for the necessary design for manufacturability process to be running in the background with the goal of having the commercial version ready for launch shortly after the prototype platform is FDA cleared. We would then use our existing de novo cleared device as our own predicate for 510(k) clearance of the commercial version.

Our plan is then to launch the commercial version of our system, most likely to a controlled region or list of KOLs (Key Opinion Leaders) to debug and optimize the commercial strategy before committing to a national/global launch.

Accordingly, our planning considers both the possibility of a stand-alone commercial launch or a licensing arrangement with a larger player. As we get closer to an actual FDA device clearance, our strategy approach will be reviewed and adjusted for practicality. The Autonomix management team, however, has experience with both approaches.

The following graphic sets forth our planned development timeline, however, these timeframes are not guarantees and this timeline is subject to many of the risks and uncertainties disclosed in this offering circular and is subject to change:

Revenue Model

We envision our device revenue model on several levels: (a) purely as a targeted therapy for disorders associated with pancreatic tumors (and pancreatitis), (b) as a standalone sensing technology for broad based diagnostics use and/or use in conjunction with other ablation systems or (c) as a combined sensing and ablation system targeting a wide array of disorders throughout the body.

There are four key elements of our device that will be provided to the user (hospital) to facilitate our technology: (1) a disposable catheter, (2) a handpiece (that connects to the catheter and could be partially or entirely disposable), (3) an energy source (i.e., radio frequency (RF), pulsed field ablation (PFA) or other ablative energy) in systems that integrate both sensing and ablation, and (4) a user interface comprised primarily of software (translating data received from the catheter microchip and activating ablative energy in integrated systems) that could reside on existing hospital personal computer, or PC, systems or a dedicated PC system.

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In general, we believe that hospitals place a high premium on disposability (maximizes patient safety, avoids complications of on-site sterilization) and that, if we can avoid the need for “capital equipment” we should, since capital equipment authorizations often involve additional bureaucracies within the hospital and complicate the sell-in process. For now, we are taking the position that elements 1 and 2 of our device, described above, will be combined into one fully disposable treatment kit.

An important benefit of the Autonomix platform will be that it will rely on catheter systems and techniques that are familiar to interventional radiologists (our expected primary users) and should require a minimum of training for successful use.

Our approach to the energy source (RF generator, etc.) depends a lot on what the best overall technology combination is, which we expect to determine based on feedback from our PoC and ongoing parallel development efforts. If, for example, we determine that a simple RF approach is sufficient and will work well with our sensing technology, we may choose to design our system to interact with existing RF generators that are common in catheter labs today. If, on the other hand, we conclude that PFA is a better direction, we may need to supply a proprietary console that includes such a generator as a capital equipment item. The software required in our device’s user interface will likely be provided at no or a nominal charge.

For the reasons described above, we believe the primary revenue model for Autonomix will be the sale of single-use disposable catheters to existing hospital catheter labs and that revenue volume will likely be a direct function of the number of procedures performed.

Intellectual Property

Patents and Pending Patent Applications

The Company has 15 patent families (representing various inventions relating to different aspects of its technology) comprising 73 issued patents (31 in the US thus far) and 42 pending patent applications. All patents and patent applications were originated by our co-founders, Mr. Toth and/or Dr. Schwartz, with filing dates ranging from 2012 through 2022.

The following table shows our material patents and the expiration dates (assuming maintenance/annuity fees are paid as required) as of August 18, 2023:

Issued Patents

Patent No.	Jurisdiction	Title	Patent Expiration Date
2013211951	Australia	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
2,862,862	Canada	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
ZL201380016637.3	China	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
ZL201710440397.X	China	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
2804527	European Patent Ratified in France, Germany, Ireland, Netherlands, UK	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
6,552,824	Japan	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
347625	Mexico	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
372926	Mexico	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033

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11201406006X	Singapore	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
10,470,684	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	11/10/2034
9,649,064	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	4/28/2033
10,022,085	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	1/25/2033
11,013,459	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods	6/30/2033
201367672	Australia	Endoscopic Sympathectomy Systems and Methods	5/28/2033
2,874,620	Canada	Endoscopic Sympathectomy Systems and Methods	5/28/2033
2852339	European Patent Ratified in France; Germany; Ireland: Netherlands; UK	Endoscopic Sympathectomy Systems and Methods	5/28/2033
436507	India	Endoscopic Sympathectomy Systems and Methods	5/28/2033
11201407873R	Singapore	Endoscopic Sympathectomy Systems and Methods	5/28/2033
9,968,790	United States of America	Endoscopic Sympathectomy Systems and Methods	7/14/2033
10,226,633	United States of America	Endoscopic Sympathectomy Systems and Methods	5/28/2033
11,344,731	United States of America	Endoscopic Sympathectomy Systems and Methods	7/14/2033
2013274158	Australia	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
2,876,080	Canada	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
2,861,145	European Patent Ratified in France; Germany; Ireland; Netherlands; UK	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
6,335,888	Japan	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
6,672,370	Japan	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
11201408219T	Singapore	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	6/13/2033
10,206,616	United States of America	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	9/10/2034
11,564,616	United States of America	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder	8/18/2033

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2013337879	Australia	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/31/2033
2,889,674	Canada	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/31/2033
2,914,334	European Patent Ratified in France; Germany; Ireland; Netherlands; UK	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/31/2033
406600	India	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/31/2033
11201503472P	Singapore	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/31/2033
9,956,034	United States of America	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	10/18/2034
10,905,495	United States of America	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall	11/6/2033
2013354932	Australia	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033
2,892,449	Canada	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033
388850	India	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033
11201504119V	Singapore	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	12/9/2033
10,674,963	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	6/1/2036
10,363,359	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	2/25/2036
11,478,582	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development	8/2/2034
2014241250	Australia	Neurological Traffic and Receptor Evaluation and Modification: Systems and Methods	3/27/2034
2,978,372	European Patent Ratified in Belgium; France; Germany; Ireland; Italy; Netherlands; Spain; UK	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	3/27/2034
11201507936U	Singapore	Neurological Traffic and Receptor Functional Evaluation and Modification	3/27/2034
10,004,458	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	1/16/2035

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10,765,370	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	4/10/2034
11,589,820	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification	12/4/2034
2014337552	Australia	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	10/14/2034
2,926,088	Canada	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	10/14/2034
443928	India	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	10/14/2034
364705	Mexico	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	10/14/2034
10,143,419	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	2/6/2035
11,272,877	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	2/6/2035
10,136,944	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	5/24/2035
11,382,687	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function	4/3/2035
2015302050	Australia	ANS Assessment Systems, Kits, and Methods	8/7/2035
369552	India	ANS Assessment Systems, Kits, and Methods	8/7/2035
11201701018P	Singapore	ANS Assessment Systems, Kits, and Methods	8/7/2035
10,791,924	United States of America	ANS Assessment Systems, Kits, and Methods	9/2/2037
ZL201680068094.3	China	Controlled and Precise Treatment of Cardiac Tissues	10/20/2036
3364869	European Patent To Be Ratified as Unitary Patent and in Ireland and UK	Controlled and Precise Treatment of Cardiac Tissues	10/20/2036
11,154,239	United States of America	Controlled and Precise Treatment of Cardiac Tissues	5/28/2038
11,521,738	United States of America	Medical Devices with Circuitry for Capturing and Processing Physiological Signals	4/14/2039
9,730,639	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,092,241	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,238,340	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,485,484	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,869,635	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
11,445,979	United States of America	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
107924736	China	Elongated Conductors and Methods of Making and Using the Same	5/19/2036
10,874,830	United States of America	Smart Torquer and Methods of Using the Same	6/14/2037

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The following table shows our material pending patent applications as of August 18, 2023 (note that no expiration dates are specified for the pending patent applications since, in certain jurisdictions, e.g., United States of America, the patent expiration date is calculated at the time of issue/grant):

Pending Patent Applications

Application No.	Filing Date	Jurisdiction	Title
3151885	3/14/2022	Canada	Controlled Sympathectomy and Micro-Ablation Systems and Methods
21168169.7	5/13/2021	European Patent Office	Controlled Sympathectomy and Micro-Ablation Systems and Methods
6365/CHENP/2014	8/25/2014	India	Controlled Sympathectomy and Micro-Ablation Systems and Methods
16/591,126	10/2/2019	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods
17/325,833	5/20/2021	United States of America	Controlled Sympathectomy and Micro-Ablation Systems and Methods
3158197	5/4/2022	Canada	Endoscopic Sympathectomy Systems and Methods
202048041803	9/25/2020	India	Endoscopic Sympathectomy Systems and Methods
17/732,716	4/29/2022	United States of America	Endoscopic Sympathectomy Systems and Methods
3184524	12/15/2022	Canada	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder
194/CHENP/2015	1/9/2015	India	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder
18/079,361	12/12/2022	United States of America	Devices, Systems, and Methods for Diagnosis and Treatment of Overactive Bladder
3183802	12/9/2022	Canada	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall
17/136,316	12/29/2020	United States of America	Systems and Methods for Treatment of Tissues Within and/or Through a Lumen Wall
3151434	3/9/2022	Canada	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
13860134.9	7/9/2015	European Patent Office	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
16/855,080	4/22/2020	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development

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17/971,202	10/21/2022	United States of America	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
2907625	9/18/2015	Canada	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
3205904	7/10/2023	Canada	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
19159405.0	2/26/2019	European Patent Office	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
6495/CHENP/2015	10/19/2015	India	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
18/104,460	2/1/2023	United States of America	Systems and Methods for Neurological Traffic and/or Receptor Functional Evaluation and/or Modification
3182302	11/28/2022	Canada	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
22175617.4	5/26/2022	European Patent Office	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
17/690,659	3/9/2022	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
17/833,964	6/7/2022	United States of America	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
15832536.5	3/10/2017	European Patent Office	ANS Assessment Systems, Kits, and Methods
23182480.6	6/29/2023	European Patent Office	ANS Assessment Systems, Kits, and Methods
10202300654X	3/10/2023	Singapore	ANS Assessment Systems, Kits, and Methods
17/005,600	8/28/2020	United States of America	ANS Assessment Systems, Kits, and Methods
23171646.5	5/4/2023	European Patent Office	Systems and Methods for Treating Cancer and/or Augmenting Organ Function
15864478.1	7/4/2017	European Patent Office	Systems and Methods for Regulating Organ and/or Tumor Growth Rates, Function, and/or Development
202210497355.0	5/9/2022	China	Controlled and Precise Treatment of Cardiac Tissues
23170175.6	4/26/2023	European Patent Office	Controlled and Precise Treatment of Cardiac Tissues
17/501,502	10/14/2021	United States of America	Controlled and Precise Treatment of Cardiac Tissues
18868117.5	4/17/2020	European Patent Office	Medical Devices with Circuitry for Capturing and Processing Signals

52

17/977,625	10/31/2022	United States of America	Medical Devices with Circuitry for Capturing and Processing Signals
PCT/US2023/029193	8/1/2023	Patent Cooperation Treaty (PCT)/ United States of America, Receiving Office	Medical Devices Configured for Therapeutic Electroporation of Biologic Tissues
17/888,833	8/16/2022	United States of America	Elongated Conductors and Methods of Making and Using the Same
16803986.5	11/29/2017	European Patent Office	Elongated Conductors and Methods of Making and Using the Same
16/951,317	11/18/2020	United States of America	Smart Torquer and Methods of Using the Same
16854068.0	4/9/2018	European Patent Office	Smart Torquer and Methods of Using the Same

Trademarks

The Company has one trademark for the mark “AUTONOMIX” in the United States, Australia, China, the European Union, India, Japan, Mexico, and Singapore. The registrations of these trademarks are effective for varying periods of time and may be renewed periodically provided we comply with all applicable renewal requirements, including, where necessary, the continued use of the trademarks in the applicable jurisdictions in connection with certain goods and services.

License Agreement

In December 2021, we granted a company affiliated with certain early investors in the Company a license to our technology for use in the field of cardiology. In July 2023, we entered into a termination agreement for the license agreement in exchange for the issuance, upon the closing of this offering, of a warrant to purchase shares of the Company for a variable number of shares. The variable number of shares that will be issued is based upon a fixed value of $8 million divided by the price per share in the offering. At the offering price of $5.00, the expected variable number of shares would be 1,600,000 shares of our common stock at an exercise price of $0.001 per share. The shares underlying the warrant will be subject to a lockup agreement for a period of six months after the closing of the offering with respect to 12.5% of the shares issued and twelve months after the closing of the offering for the remainder of the shares. One of our directors, David Robins, holds a 20% interest in the company receiving the warrant.

Competition

The electrophysiology market is served by a number of very large players including, for example, Medtronic and Boston Scientific, all of whom have substantially greater resources than Autonomix.

While the current standards of care for treating pancreatic cancer pain are comprised largely of generic drugs and injections, we are not aware of any person or company working on a transvascular method for treating this indication. Although competitors like Medtronic are expanding the use of transvascular ablation techniques, we are not aware of anyone developing a sensing technology similar in capability to our technology.

Recent tests using Endoscopic Ultrasound-Guided Ablation to treat pancreatic cancer pain have claimed outcomes that may be better than NCPB, however this is still a percutaneous technique that we believe involves similar inherent risks of infection and internal damage as does NCPB. Conversely, we believe these risks are significantly reduced using a transvascular approach such as the Autonomix technology.

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Description of Property

The Company leases office space as its headquarters in Texas and has access to a research and development facility in Pennsylvania.

Employees

As of August 1, 2023, we have five individuals providing services to the Company, two on a full-time basis and three on a part-time basis. Accordingly, a high percentage of the work performed for our development projects is conducted by qualified part-time staff and independent contractors.

Legal Proceedings

From time to time, we may become involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, our management does not believe that there are claims or actions, pending or threatened against us, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition, or cash flows.

Reports to Securityholders

See “Where You Can Find More Information” for a description of reports that we are required to make to our securityholders.

Glossary

Unless we otherwise indicate, or unless the context requires otherwise, any references in this offering circular to the following medical terms have the respective meanings set forth below:

ablation: the removal or destruction of a body part or tissue or its function. This is often conducted with energy-based devices utilizing radio frequency or pulsed electrical field energy.

cardiomyocyte: the cell responsible for the contraction of the heart.

catheter: a thin tube made from medical grade materials serving a broad range of functions; catheters are medical devices that can be inserted in the body to treat diseases or perform a surgical procedure.

celiac plexus: also known as the solar plexus because of its radiating nerve fibers, is a complex network of nerves located in the abdomen, near where the celiac trunk, and other arteries branch from the abdominal aorta.

electrophysiology: the branch of physiology that deals with the electrical phenomena associated with nervous and other bodily activity.

hypertension: high blood pressure.

microvolt: one millionth of a volt.

palliative care: specialized medical care for people living with a serious illness focused on providing relief from the symptoms and stress of serious illness.

renal artery: the main blood vessel that supplies blood to a kidney.

transvascular: across the wall of a blood vessel (or similar vessel).

unresectable: unable to be removed with surgery.

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MANAGEMENT

The following table presents information with respect to our executive officers and directors as of August 1, 2023:

Name	Age	Position
Lori Bisson	53	Chief Executive Officer and Director
Dr. Robert Schwartz	72	Chief Medical Officer
Landy Toth	46	Chief Technology Officer
Trent Smith	54	Chief Financial Officer
Walter V. Klemp	64	Executive Chairman
Jonathan P. Foster	59	Director
David Robins	54	Director

Set forth below is biographical information about each of the individuals named in the table above:

Lori Bisson, Chief Executive Officer and Director. Ms. Bisson joined us in July 2023 as our Chief Executive Officer and as a director. From January 2015 until June 2022, Ms. Bisson served as Chief Financial Officer of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics. Soliton was purchased by AbbVie in 2021 and she continued to provide transition support post acquisition. Prior to joining Soliton, Ms. Bisson worked as a financial and business development consultant as a shareholder in Condon & Company, PC, from 2009 through December 2014, where she advised a number of life science companies. From 2005 to 2009, Ms. Bisson served as the Chief Financial Officer and Vice President of Operations for Zeno Corporation, a medical device company focused on new technology in the aesthetics area. Ms. Bisson previously served as the Chief Financial Officer of Gulfstream Trading, Ltd., an international oil trading organization from 2001 to 2005. From 1995 to 2001, Ms. Bisson held various positions with Drypers Corporation, a publicly traded multinational consumer products company, where she ultimately held the title of Vice President of Integrated Solutions and oversaw accounting, information technology, and logistics for the U.S. operation. Ms. Bisson began her career at Arthur Andersen, LLP as an auditor focused on consumer products companies. Ms. Bisson also serves as an advisor to Moleculin Biotech, Inc., a clinical stage pharmaceutical company focused on the development of oncology drug candidates. Ms. Bisson is a Certified Public Accountant and holds a B.A. degree in Accounting from Baylor University. We believe that Ms. Bisson’s extensive experience in the medical device field provides her with the qualifications to serve as a director.

Dr. Robert Schwartz, Chief Medical Officer. Dr. Schwartz was a co-founder of our company, has served as our Chief Medical Officer since June 2023, and served as our Chief Executive Officer from February 2022 until June 2023. Dr. Schwartz is President of the Jon DeHaan Center for Medical Innovation. He was previously Director at the Center for Applied Vascular Biology and Interventions, Mayo Foundation. Dr. Schwartz has also served as Professor and Associate Professor at the Mayo Medical School. He holds Board Certifications on the National Board of Medical Examiners, American Board of Internal Medicine, and the American Board of Internal Medicine, Cardiovascular Diseases. He has published numerous articles in peer review journals dealing with various topics in interventional cardiology. Dr. Schwartz is the recipient of various awards including the Andreas Gruentzig Award for Basic Research in Coronary Restenosis from the Thoraxcenter/European Society of Cardiology. He holds professional memberships as Fellow of the American College of Cardiology, American Heart Association, and The Society for Cardiac Angiography and Interventions. Dr. Schwartz is also a member of the Society of Atherosclerosis Imaging. Dr. Schwartz received a master’s degree in Electrical Engineering, and his doctorate from the University of Colorado-Denver and continued his internship, residency, and Fellowship at the Mayo Graduate School of Medicine. Dr. Schwartz has agreed to provide services to us on a part-time basis of 25% of his working time.

Landy Toth, Chief Technology Officer. Mr. Toth is a key inventor and is responsible for Autonomix’s development efforts to date. Mr. Toth founded Tricord Holdings, LLC in 2012 and Autonomix in August 2014 and has been the Chief Technology Officer since that time. In addition to these efforts, he founded and has filled the roll of Chief Technology Officer of LifeLens Technologies, Inc. since September 2016. Over the past 20 years, Mr. Toth has successfully commercialized medical device technologies within startup environments. His focus has been the development and commercialization of wearable and interventional diagnostic medical technologies. He presently has 647 publications across 56 patent families. His portfolio has a grant rate greater than 70% after 2 years. Mr. Toth holds a MASc from the University of Toronto and a BASc from the University of Waterloo. Mr. Toth has also been an employee of Davos Chemical Corporation since January 2011. Mr. Toth has agreed to provide services to us on a part-time basis of 25% of his working time.

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Trent Smith, Chief Financial Officer. Mr. Smith joined us in July 2023 as our Chief Financial Officer. Mr. Smith has extensive management, accounting, financial and international experience. From June 2018 to September 2022, Mr. Smith served as the Corporate Controller and Vice-President of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics that was acquired by AbbVie, Inc. in December 2021 and he continued to provide transition support post acquisition. From 2011 to 2018, Mr. Smith held various positions with InfuSystem Holdings, Inc., a national provider of infusion pumps and related services to the healthcare industry, where he served as Corporate Controller and Vice-President before a promotion to Chief Accounting Officer and Executive Vice President. From 2010 to 2011, Mr. Smith served as the Director of External Reporting of Syncreon Holdings, Inc., an international leader in global supply chain management, where he was responsible for creating the external reporting department to be compliant with SEC type reporting. From 2006 to 2010, Mr. Smith served as the Director of Accounting and Financial Reporting of Champion Homes, Inc., a leader in the manufactured housing industry and one of the largest modular homebuilders in North America. From 2005 to 2006, Mr. Smith served as the Director of External Financial Reporting for Dura Automotive Systems, a Tier 1 international designer and manufacturer of automotive components headquartered in Auburn Hills, MI. From 1999 to 2006, Mr. Smith served in various roles and divisions for Valeo, Inc., an international Tier 1 automotive supplier, including as Financial Controller and Treasurer of Valeo Distribution North America and Director of Accounting and Internal Controls for Valeo Wiper Systems, Valoe’s largest division in North America. Mr. Smith began his professional career as an auditor with Deloitte & Touche, LLP in 1995. Mr. Smith served on active duty in the United States Navy from 1987 through 1991 and the reserves until 1993. Mr. Smith is a Certified Public Accountant and a graduate of the University of Illinois where he earned a Bachelor of Science in Accounting.

Walter V. Klemp, Executive Chairman. Mr. Klemp joined us in January 2022 as our Executive Chairman. Mr. Klemp is a co-founder of Moleculin Biotech, Inc., a clinical-stage pharmaceutical company, and has served as its Chairman of the Board and Chief Executive Officer since July 2015 and as president since August 2017. From July 2018 until December 2021, Mr. Klemp served as Executive Chairman on the Board of Directors of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics. In December 2021 Soliton, Inc. was acquired by AbbVie, Inc. From November 2011 to July 2018, Mr. Klemp served as Chief Executive Officer of Soliton. Mr. Klemp served as President and Chief Executive Officer of Zeno Corporation from 2004 to April 2011, where he developed and marketed dermatology devices and drugs from concept through FDA approval and market launch. From 1987 to 2000, Mr. Klemp served as Chief Executive Officer and Chairman of Drypers Corporation, a publicly traded multinational consumer products company that was listed as #1 on the INC 500 List of America’s Fastest Growing Companies. We believe that Mr. Klemp’s extensive experience in the medical device field provide him with the qualifications to serve as a Chairman of the Board.

Jonathan P. Foster, Director. Mr. Foster joined us in January 2022 as a director. Mr. Foster has served as the Chief Financial Officer and Executive Vice President of Moleculin Biotech, Inc., a clinical-stage pharmaceutical company, since August 2016. Mr. Foster brings more than 30 years in financial experience holding a variety of executive and senior financial positions with public, private, start-up to large corporate and international companies. From February 2012 to August 2016, Mr. Foster served as Chief Financial Officer and Executive Vice President of InfuSystem Holdings, Inc., a national provider of infusion pumps and related services to the healthcare industry. From May 2011 to January 2012, Mr. Foster served as a consultant to the Chief Financial Officer of LSG Sky Chefs, USA, Inc., a subsidiary of Deutsche Lufthansa AG. Prior to that Mr. Foster served in various C-suite capacities with public and private companies with his start beginning as Manager at Deloitte & Touche, LLP. Mr. Foster served on the Board of Financial Institutions for the State of South Carolina from 2006 to 2012 and from June 2018 until December 2021 served on the Board of Directors of Soliton, Inc., a medical device company focused on developing new technology for use in aesthetics, where he was the Chairman of the Audit and Compensation Committees and the past Chairman of the Nominating & Governance Committee. In December 2021 Soliton, Inc. was acquired by AbbVie, Inc. Since June 2021, Mr. Foster has served on the Board of Directors of Volcon, Inc. where he is the past Chairman and current member of the Audit Committee, a member of the Nominating & Governance Committee and is the Chairman of the Compensation Committee. Mr. Foster is a Certified Public Accountant (South Carolina) and holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. He received his BS in Accounting from Clemson University in 1985. We believe that Mr. Foster’s extensive experience in the medical field provide him with the qualifications to serve as a director.

David Robins, Director. Mr. Robins was a co-founder of our company and has served as a director since February 2022. Mr. Robins is also a founder and board member of LifeLens that is currently developing on the body sensing devices. Since 2013, Mr. Robins has served as co-CEO of DavosPharma, a privately held corporation that focuses on supporting biotechnology and medical device companies with manufacturing their products for clinical trials and commercialization. He received his BS in Engineering Chemistry from Queen’s University in Kingston, Ontario and a MS in Chemical Engineering from Syracuse University. Mr. Robins has a significant background in taking medical devices and drugs from clinical trials to commercialization and FDA approvals. We believe that Mr. Robins’ extensive experience in medical device development provide him with the qualifications to serve as a director.

Family Relationships

There are no family relationships between any of our directors or executive officers.

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Director Independence

Our Board of Directors has determined that Jonathan Foster, David Robins and ________ are considered “independent directors” under the Nasdaq listing rules, which is defined generally as a person other than an executive officer or employee of ours who does not have a relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Prior to this offering, we will appoint additional independent directors such that our independent directors together will constitute a majority of our full Board of Directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Committees

Prior to the closing of this offering, our Board of Directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will have a written charter, which will be available on our corporate website.

Audit Committee. Our audit committee will consist of three independent directors. The members of the audit committee will be Jonathan Foster, David Robins and ________. Mr. Foster will be the chairperson of the audit committee. The audit committee will consist exclusively of directors who are financially literate. In addition, Mr. Foster is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent registered public accounting firm and any other registered public accounting firm performing audit, review or attestation services for us;

•	engaging, retaining and terminating our independent registered public accounting firm and determining the terms thereof;

•	assessing the qualifications, performance and independence of the independent registered public accounting firm;

•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•	reviewing and discussing the audit results, including any comments and recommendations of the independent registered public accounting firm and the responses of management to such recommendations;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent registered public accounting firm;

•	producing a committee report for inclusion in applicable Commission filings;

•	reviewing the adequacy and effectiveness of internal controls and procedures;

•	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•	reviewing transactions with related persons for potential conflict of interest situations.

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Compensation Committee. Our compensation committee will consist of three independent directors. The members of the compensation committee will be Jonathan Foster, David Robins and ________. Mr. Foster will be the chairperson of the compensation committee. The committee has primary responsibility for:

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable Commission filings;

•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The nominating and governance committee will consist of three independent directors. The members of the nominating and governance committee will be Jonathan Foster, David Robins and ________. Mr. Robins will be the chairperson of the nominating and governance committee. The committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;

•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•	reviewing any stockholder proposals and nominations for directors;

•	advising the board of directors on the appropriate structure and operations of the board and its committees;

•	reviewing and recommending standing board committee assignments;

•	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•	making recommendations to the board as to determinations of director independence; and

•	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the Company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

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Code of Ethics

Prior to the closing of this offering, we will adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our code of business conduct and ethics will be posted on our corporate website and is filed as an exhibit to this registration statement. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our corporate website or in filings under the Exchange Act.

Director Compensation

In January 2022, we entered into a director offer letter with Mr. Klemp to serve as our Executive Chairman. Pursuant to the letter, we agreed to pay Mr. Klemp annual board fees of $200,000 per year. In connection with Mr. Klemp’s appointment to the Board, we issued Mr. Klemp a stock grant of 2,890,000 shares of common stock.

In January 2022, we entered into a director offer letter with Mr. Foster to serve as a director. Pursuant to the letter, we agreed to pay Mr. Foster annual board fees of $50,000 per year. In connection with Mr. Foster’s appointment to the Board, we issued Mr. Foster a stock grant of 700,000 shares of common stock.

In February 2022, we entered into a director offer letter with Mr. Robins to serve as a director. In connection with Mr. Robins’ appointment to the Board, we issued Mr. Robins a stock grant of 100,000 shares of common stock.

Commencing upon the closing of this offering, our non-employee directors will receive annual compensation of $________.

Indemnification of Directors and Officers

Our Certificate of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law and provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board.

Prior to this offering, we will enter into indemnification agreements with each of our executive officers and directors that provide our executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements. A form of this indemnification agreement will be included as an exhibit to the offering statement of which this offering circular forms a part.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE COMPENSATION

The following table shows the compensation awarded to or earned by our named executive officers in the last fiscal year, which consisted of: (i) Dr. Schwartz, our former Chief Executive Officer and Chief Medical Officer; (ii) Mr. Toth, our Chief Technology Officer; and (iii) Mr. Klemp, our Executive Chairman. We did not have any other employees that received more than $100,000 in compensation during the last two fiscal years.

Summary Compensation Table - 2023

Name and Principal Position	Year	Salary ($)	Total ($)
Dr. Robert Schwartz, Former CEO and CMO	2023	100,000	100,000
Landy Toth, CTO	2023	156,250	156,250
Walter V. Klemp, Executive Chair	2023	200,000	200,000

Outstanding Equity Awards

As of March 31, 2023, our named executive officers had no outstanding option awards, unvested stock awards, or other equity incentive plan awards.

Narrative Disclosure to Summary Compensation Table

Lori Bisson – Chief Executive Officer

On June 30, 2023, we entered into an employment agreement with Lori Bisson pursuant to which Ms. Bisson agreed to serve as our Chief Executive Officer commencing July 1, 2023 for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. The agreement provided for an initial annual base salary of $300,000. Ms. Bisson is eligible to receive an annual bonus of up to 50% of her base salary, provided that the final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

Pursuant to the agreement, Ms. Bisson was granted a ten-year option to purchase 933,600 shares of our common stock at an exercise price of $2.00 per share. The option vests vest in 48 equal installments (or 19,450 shares each installment) on each of the succeeding forty-eight monthly anniversary dates of the execution of the employment agreement, provided Ms. Bisson is either CEO or a member of the Board of Directors on such vesting date. If Ms. Bisson becomes a member of the Board of Directors and is not employed as a CEO, the Compensation Committee retains the right to reduce the unvested portion of the option grant by an appropriate amount, at their sole discretion, but the resulting reduced unvested portion of the option shall not be less than 2% of the outstanding fully diluted shares at time of the reduction. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Ms. Bisson for “good reason,” all of the unvested options shall immediately vest. Commencing with the first full compensation year subsequent to the completion of this offering, Ms. Bisson will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The number of shares underlying the target annual option grant for the initial grant after the completion of this offering will be equal to $300,000 divided by the black-scholes value per share of our common stock on the date of grant. In the event Ms. Bisson’s agreement is terminated without “cause” or by Ms. Bisson for “good reason” within three months prior to or twelve months after of a “change of control”, all of the unvested options shall immediately vest.

If Ms. Bisson’s employment is terminated at our election without “cause”, which requires 90 days advance notice, or by Ms. Bisson for “good reason,” Ms. Bisson shall be entitled to receive severance payments equal to twelve months of Ms. Bisson’s base salary and 100% of the target bonus for the year in which such termination occurs; provided that such amounts shall be increased by 50% if Ms. Bisson’s agreement is terminated without “cause” or by Ms. Bisson for “good reason” within three months prior to or twelve months after of a “change of control.” Ms. Bisson agreed not to compete with us until twelve months after the termination of her employment.

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Trent Smith – Chief Financial Officer

On July 24, 2023, we entered into an employment agreement with Trent Smith pursuant to which Mr. Smith agreed to serve as our Chief Financial Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. The agreement provided for an initial annual base salary of $225,000. Mr. Smith is eligible to receive an annual bonus of up to 33% of his base salary, provided that the final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

Pursuant to the agreement, Mr. Smith was granted a ten-year option to purchase 425,000 shares of our common stock at an exercise price of $2.00 per share. The option vests vest in four equal annual installments (or 106,250 shares each installment) on each of the succeeding four anniversary dates of the execution of the employment agreement, provided Mr. Smith is CFO on such vesting date. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Mr. Smith for “good reason,” all of the unvested options shall immediately vest. Commencing with the first full compensation year subsequent to the completion of this offering, Mr. Smith will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Smith’s employment is terminated at our election without “cause”, which requires 90 days advance notice, or by Mr. Smith for “good reason,” Mr. Smith shall be entitled to receive severance payments equal to nine months of Mr. Smith’s base salary and 100% of the target bonus for the year in which such termination occurs; provided that such amounts shall be increased to thirteen and one-half months of Mr. Smith’s base salary and 125% of the target bonus for the year in which such termination occurs if Mr. Smith’s agreement is terminated without “cause” or by Mr. Smith for “good reason” within three months prior to or twelve months after of a “change of control.” Mr. Smith agreed not to compete with us until twelve months after the termination of his employment.

Other Agreements

In January 2022, we entered into an at-will employment letter with Dr. Schwartz to serve as our Chief Executive Officer on a part-time basis comprising 25% of his working time. Pursuant to the letter, we agreed to pay Dr. Schwartz a base salary of $100,000 per year, and to pay Dr. Schwartz an annual incentive cash bonus of up to 35% of his base salary subject to the achievement of agreed upon goals and objectives and the approved of our Board of Directors or Compensation Committee. In connection with the employment letter, we issued Dr. Schwartz a grant of 400,000 shares of our common stock. Upon the appointment of Ms. Bisson as Chief Executive Officer, Dr. Schwartz agreed to serve as our Chief Medical Officer on a part-time basis comprising 25% of his working time.

Effective January 2022, we entered into an amended and restated consulting agreement with Mr. Toth to provide services to us on a part-time basis comprising 25% of his working time. Pursuant to the consulting agreement, we agreed to pay Mr. Toth a base salary of $187,500 per year commencing in June 2022. In connection with the consulting agreement, we issued Mr. Toth a stock grant of 1,550,000 shares of common stock. The consulting agreement may be terminated by either party on 30 days’ notice.

In January 2022, we entered into a director offer letter with Mr. Klemp to serve as our Executive Chairman. Pursuant to the letter, we agreed to pay Mr. Klemp annual board fees of $200,000 per year. In connection with Mr. Klemp’s appointment to the Board, we issued Mr. Klemp a stock grant of 2,890,000 shares of common stock.

2023 Stock Plan

In August 2023, we adopted the amended and restated Autonomix Medical, Inc. 2023 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. To date, 1,358,600 stock options have been granted under the Plan. The purpose of the Plan is to recognize contributions made to our Company by key employees and non-employee directors and to provide them with additional incentive to achieve the objectives of our Company. The following is a summary of the Plan.

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Administration. The Plan is administered by our board of directors or, once established, the compensation committee of the board of directors (we refer to the body administering the Plan as the “Committee”). The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Limit on Key Employee or Consultant Compensation. Commencing on or after the date our common stock begins trading on a national securities exchange, the maximum number of shares of common stock as to which an employee or consultant may receive stock options or stock appreciation rights in any calendar year will not exceed $1,000,000 in total value (calculating the value of any such stock options or stock appreciation rights based on the grant date fair value of such stock options or stock appreciation rights for financial reporting purposes). In addition, commencing on or after the date our common stock begins trading on a national securities exchange, the maximum number of shares of common stock as to which an employee or consultant may be granted stock awards or unit awards in any calendar year will not exceed $1,000,000 in total value (calculating the value of any such stock awards or unit awards based on the grant date fair value of such stock awards or unit awards for financial reporting purposes)

Limit on Non-Employee Director Compensation. Under the Plan, the following limits apply to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted under the Plan and cash fees paid to such non-employee director, will not exceed $500,000 in total value. For purposes of these limitations, the value of awards is calculated based on the grant date fair value of such awards for financial reporting purposes.

Number of Shares of Common Stock. The initial number of shares of the common stock that may be issued under the Plan is 4,000,000. The number of shares of common stock available for issuance under the Plan will automatically increase on April 1st of each calendar year, beginning on April 1, 2024 and ending on (and including) April 1, 2033 (each, an “Evergreen Date”) in an amount equal to 5% of the total number of shares of common stock outstanding on the March 31st immediately preceding the applicable Evergreen Date (the “Evergreen Increase”). Notwithstanding the foregoing, our board of directors may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the Plan. The number of shares of common stock issuable under the Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the Plan. No award granted under the Plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees for purposes of the Plan, all non-employee directors and consultants are eligible to receive awards under the Plan. As of June 30, 2023, eight employees and directors were eligible to participate in the Plan.

Awards to Participants. The Plan provides for discretionary awards of stock options, stock awards, stock unit awards and stock appreciation rights to participants. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date the Plan was adopted.

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Stock Appreciation Rights. The Committee has the discretion to grant stock appreciation rights to participants. The Committee determines the exercise price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant in common stock or in cash, at our discretion, an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. The Committee has the discretion to set the terms and conditions applicable to the award, including the number of shares subject to the stock appreciation right and the vesting schedule, provided that each stock appreciation right will expire not more than ten years from the date of grant and no dividends or dividend equivalents shall be paid with respect to any stock appreciation right prior to the exercise of the stock appreciation right.

Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any stock award subject to restrictions will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse.

Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that such dividend equivalents will be held by us and paid only to the extent the restrictions lapse.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the Plan or any award agreement, in the event of a “Change in Control” of the company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Amendment of Award Agreements; Amendment and Termination of the Plan; Term of the Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

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The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or stock appreciation right or cancelling a stock option or stock appreciation right in exchange for cash, other stock options or stock appreciation rights with a lower exercise price or other stock awards. (This prohibition on repricing without stockholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)

No awards may be granted under the Plan on or after the tenth anniversary of the initial effective date of the Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets out, as of June 30, 2023, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the date of this offering circular are counted as outstanding, although such shares are not counted as outstanding for computing the percentage ownership of any other person. The percentage of shares beneficially owned before the offering is computed on the basis of 13,756,571 shares of our common stock outstanding immediately prior to the date of this offering. The percentage of shares beneficially owned after the offering assumes the representative does not exercise the option to purchase additional shares to cover over-allotments. Unless otherwise indicated, the address of each person listed below is c/o Autonomix Medical, Inc., 21 Waterway Avenue, Suite 300, The Woodlands, TX 77380.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned Prior to Offering	Percent of Common Stock Beneficially Owned After to Offering
Executive officers and directors:
				$5M Offering	$10M Offering	$15M Offering	$20M Offering
Lori Bisson, CEO	38,900	(1)	*	*	*	*	*
Dr. Robert Schwartz, Former CEO and current CMO	400,000	(2)	2.9%	2.7%	2.5%	2.4%	2.3%
Landy Toth, CTO	2,610,067	(3)	19.0%	17.7%	16.6%	15.6%	14.7%
Walter V. Klemp	2,940,000		21.4%	19.9%	18.7%	17.5%	16.6%
Jonathan P. Foster	712,500		5.2%	4.8%	4.5%	4.3%	4.0%
David Robins	1,820,829	(3)	13.2%	12.3%	11.6%	10.9%	10.3%

All Executive Officers and Directors as a group (6 persons)	7,462,229		54.2%	50.6%	47.4%	44.5%	42.0%

5% Shareholders
BioStar Ventures III, L.P. (4)	2,416,305		17.6%	16.4%	15.3%	14.4%	13.6%
Tricord Holdings, LLC (5)	883,389		6.4%	6.0%	5.6%	5.3%	5.0%

*	Less than 1%.

(1)       Consists of shares of common stock underlying options to purchase common stock that vest within 60 days of June 30, 2023.

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(2)       Does not include shares held by Tricord Holdings, LLC, of which Dr. Schwartz is a 25% equity holder. Dr. Schwartz does not have voting or dispositive power over the shares held by Tricord Holdings, LLC.

(3)       Includes 883,389 shares held by Tricord Holdings, LLC, in which Mr. Toth and Mr. Robins collectively hold a 50% equity interest and have voting or dispositive power over the shares held by Tricord Holdings, LLC. Includes 176,678 shares held by an entity of which Mr. Toth and Mr. Robins collectively hold a 100% equity interest. Also includes 510,762 shares held by an entity of which Mr. Robins holds a 100% equity interest.

(4)       The business address of BioStar Ventures III, L.P. is 206, Bridge Street, Charlevoix, MI 49720. [__]  has voting and dispositive power over the shares held by BioStar Ventures III, L.P.

(5)       Messrs. Toth and Robins have voting or dispositive power over the shares held by Tricord Holdings, LLC. Messrs. Toth and Robins hold a 50% equity interest in Tricord Holdings, LLC and Dr. Schwartz holds a 25% equity interest in Tricord Holdings, LLC.

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DESCRIPTION OF CAPITAL STOCK

Prior to the consummation of this offering, we intend to file a post-qualification amendment to this offering, so that we may file a registration statement on Form 8-A in connection with our plans to list our common stock on the Nasdaq Capital Market.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 7,100,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

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Warrants

As of the date hereof, we have outstanding warrants to purchase 6,569,929 shares of our common stock at a weighted average exercise price of $0.02 per share expiring through March 2032. The foregoing warrants provide that no holder of these warrants will be permitted to exercise such warrants to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such exercise.

Selling Agent Warrants

Upon the closing of this offering, there will be up to 280,000 shares of our common stock issuable upon exercise of the selling agent’s warrants. See “Plan of Distribution—Selling Agent’s Warrants” below for a description of the selling agent’s warrants.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law.

Prior to this offering, we will enter into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provides that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Exclusive Forum Provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or our certificate of incorporation or the bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or Securities Act.

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This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. In addition, this forum selection provision may impose additional litigation costs on stockholders in pursuing the claims identified above, particularly if the stockholders do not reside in or near the State of Delaware. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent for our common stock is Equity Stock Transfer, LLC.

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PLAN OF DISTRIBUTION

The Company is offering up to 4,000,000 shares of common stock on a “best efforts” basis at a price of $5.00 per share. The minimum subscription is $750.00, or 150 shares of common stock.

The Company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.autonomix.com) on a landing page that relates to the offering.

The offering will terminate at the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

The Company intends to complete one closing in this offering. After the closing, funds tendered by investors will be available to the Company.

Engagement Agreement with Digital Offering

We are currently party to an engagement agreement dated April 12, 2023 with Digital Offering LLC (“Digital Offering” or the “Lead Selling Agent”). Digital Offering has agreed to act as our lead managing selling agent for the offering. Digital Offering has made no commitment to purchase all or any part of the shares of common stock being offered but has agreed to use its best efforts to sell such shares in the offering. As such, Digital Offering is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Digital Offering is under no obligation to purchase any of the shares of common stock or arrange for the sale of any specific number or dollar amount of shares of common stock. The term of the engagement agreement began on April 12, 2023 and will continue until the earlier to occur of: (a) the date that either party gives the other at least ten (10) days written notice of the termination of the engagement agreement, which termination may occur with or without cause, (b) December 31, 2023, and (c) the date that the offering is consummated (such applicable date, the “Termination Date”). The engagement agreement provides that Digital Offering may engage other Financial Industry Regulatory Authority (“FINRA”) member broker-dealers that are registered with the Commission to participate as soliciting dealers for this offering. We refer to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, Digital Offering will be permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer will also be entitled to receive the benefits of our engagement agreement with Digital Offering, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with Digital Offering that confirms that such soliciting dealer is so entitled. As of the date hereof, we have been advised that Digital Offering has retained Cambria Capital LLC, DealMaker Securities LLC, and R.F. Lafferty & Co Inc. to participate in this offering as soliciting dealers. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by Digital Offering. None of the soliciting dealers is purchasing any of the shares of common stock in this offering or is required to sell any specific number or dollar amount of shares of common stock, but will instead arrange for the sale of shares of common stock to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the shares of common stock. In addition to the engagement agreement, we plan to enter into a definitive selling agency agreement with Digital Offering prior to the commencement of the offering.

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; (iv) all of the legal fees related to FINRA clearance; and (v) costs relating to background checks of the Company’s officers and directors (in the specific invoiced amount of $950, which amount has already been paid by us and will not be exceeded). We have also agreed to reimburse Digital Offering for up to $125,000 in legal expenses of Digital Offering, $25,000 of which we have already paid. We have paid Digital Offering an accountable due diligence fee of $50,000, which, along with the $25,000 payment for legal fees already made, will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a).

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Reimbursable Expenses in the Event of Termination

In the event the offering does not close or the selling agency agreement is terminated for any reason, we have agreed to reimburse Digital Offering for its legal fees not to exceed $125,000.

Other Expenses of the Offering

The Lead Selling Agent has engaged DealMaker Securities LLC as a soliciting dealer to assist in the placement of our shares of common stock in those states where it is registered to undertake such activities, including soliciting potential investors on a best efforts basis.

In addition, we have retained DealMaker Reach LLC (“Reach”) for marketing and advisory services. Reach, an affiliate of DealMaker Securities, LLC, will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing our campaign page to track investor progress, and advise on strategic planning, implementation, and execution of our capital raise marketing budget. We have agreed to pay Reach a monthly fee of $12,000 in cash up to a maximum of $48,000. We have also paid Reach a $30,000 launch fee. To the extent services under this agreement are commenced in advance of a FINRA no objection letter being received by us, such amounts shall be considered an advance against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred. A maximum of $36,000 or three months of account management fees are payable prior to a no objection letter being received.

Selling Agents’ Commission

We have agreed that the definitive selling agency agreement will provide for us to pay a commission of 7.0% of the gross proceeds received by us in the offering, which shall be allocated by Digital Offering to members of the selling group and soliciting dealers in its sole discretion (we sometimes refer to Digital Offering and such members and dealers collectively as the “Selling Agents”).

The following table shows the total commissions payable to Digital Offering on a per-share basis in connection with this offering, assuming a fully subscribed offering.

Per Share
Public offering price	$5.00
Digital Offering commission (7.0%)*	$.35
Proceeds, before expenses, to us, per share	$4.65

*Assuming a fully subscribed offering, Digital Offering would receive total cash commissions of $1,400,000.

Selling Agent’s Warrants

Upon the closing of the offering, we have agreed to issue warrants, the Selling Agent’s Warrants, to the selling agent to purchase a number of our shares of common stock equal to 7% of the total number of our shares of common stock sold in the offering. The Selling Agent’s Warrants will be exercisable commencing six months after the date of commencement of sales in this offering (in compliance with FINRA Rule 5110(e)(1)) and will be exercisable until the fifth anniversary of the date of commencement of sales in the offering. The exercise price for the Selling Agent’s Warrants will be the amount that is 25% greater than the public offering price, or $6.25 per share. The Selling Agent’s Warrants will not be redeemable. The Selling Agent’s Warrants will provide for cashless exercise in the event there is not a qualified offering statement covering the shares underlying the Selling Agent’s Warrants, and immediate “piggyback” registration rights, with a duration of seven years from the date of commencement of sales in the offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration of the shares of common stock underlying the warrants. We have qualified the shares underlying the Selling Agent’s warrants in this offering.

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The Selling Agent’s Warrants and the shares of common stock underlying the Selling Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The selling agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Selling Agent’s Warrants or the shares of common stock underlying the Selling Agent’s Warrants, nor will the selling agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agent’s Warrants or the underlying shares for a period of 180 days from the date of commencement of sales in the offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selling agent or selected dealer participating in the offering and their officers, partners or registered representatives if the Selling Agent’s Warrants or the underlying shares of common stock so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agent’s Warrants will provide for adjustment in the number and price of such warrants (and the class A common shares underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the class A common shares.

Lock-Up Agreements

Except as described below, we and our officers, directors, director nominees and 10% stockholders have agreed, or will agree, with Digital Offering, subject to certain exceptions, that, without the prior written consent of Digital Offering, we and they will not, directly or indirectly, during the period ending six months following the closing of this offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock or any securities convertible into or exchangeable or exercisable for the common stock, whether now owned or hereafter acquired by us or them or with respect to which we or they has or hereafter acquires the power of disposition; or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise.

The lock-up agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options. In the case of our officers, directors and director nominees, the restrictions described in the preceding paragraph do not apply to:

•	transactions relating to shares of common stock acquired in open market transactions after the completion of this offering; provided that, no filing by any party under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made in connection with such transfer;

•	exercises of stock options or equity awards granted pursuant to an equity incentive or other plan or warrants to purchase shares of common stock or other securities (including by cashless exercise to the extent permitted by the instruments representing such stock options or warrants so long as such cashless exercise is effected solely by the surrender of outstanding stock options or warrants to us and our cancellation of all or a portion thereof to pay the exercise price), provided that in any such case the securities issued upon exercise shall remain subject to the provisions of the agreement;

•	transfers of shares of common stock or other securities to us in connection with the vesting or exercise of any equity awards granted pursuant to an equity incentive or other plan and held by the undersigned to the extent, but only to the extent, as may be necessary to satisfy tax withholding obligations pursuant to our equity incentive or other plans;

•	pursuant to an order of a court or regulatory agency;

•	any transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock that occurs by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement;

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•	any distributions or transfers without consideration of shares of common stock or any security directly or indirectly convertible into or exercisable or exchangeable for common stock to limited partners, members, stockholders or affiliates of the undersigned, or to any partnership, corporation or limited liability company controlled by the undersigned or by a member of the immediate family of the party to the agreement;

•	any transfer made in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the agreement;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during the lock-up period;

•	transfers to any investment fund or other entity controlled by, or under common control or management with, the party to the agreement;

•	transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock pursuant to a qualifying bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock.

Exchange Listing

We have applied to Nasdaq to list shares of our common stock under the symbol “ATX” on the Nasdaq Capital Market. In order to meet one of the requirements for listing our common stock on Nasdaq, Digital Offering and other soliciting dealers intend to sell lots of 100 or more shares to a minimum of 300 beneficial holders. Our common stock will not commence trading on Nasdaq until each of the following conditions is met: (i) this offering is terminated; (ii) we have filed a post-qualification amendment to the offering statement, which post-qualification amendment is qualified by the Commission; and (iii) we have filed a registration statement on Form 8-A, which Form 8-A has been declared effective by the Commission. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the Commission qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of this offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on Nasdaq, we may wait before terminating this offering and commencing the trading of our common stock on Nasdaq in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our common stock and the commencement of exchange trading of our common stock on Nasdaq. No assurance can be given, however, that our application to list on Nasdaq will be approved or that an active trading market for our common stock will develop.

Pricing of the Offering

Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price has been determined by negotiation between us and Digital Offering. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this offering circular and otherwise available to Digital Offering;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

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•	an assessment of our management;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by Digital Offering and us.

We intend to price the offering prior to its qualification pursuant to Rule 253(b).

Indemnification

We have agreed to indemnify the Lead Selling Agent, its affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Lead Selling Agent, its affiliates and controlling persons as may be required to make in respect of these liabilities.

Our Relationship with the Lead Selling Agent

The Lead Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Lead Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Digital Offering and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. Digital Offering and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there would be no limit on how many shares an investor may purchase if this offering results in a listing of our common stock on Nasdaq or other national securities exchange. However, our common stock may not be listed on Nasdaq upon the initial qualification of this offering by the Commission. Additionally, we cannot provide any assurance that our application to list on Nasdaq will be approved.

For individuals who are not accredited investors, if we are not listed on Nasdaq, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “— Procedures for Subscribing — How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this offering. The only investors in this offering exempt from this limitation, if our common stock is not listed on Nasdaq, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)  You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)  You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “— How to Calculate Net Worth”);

(iii)  You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)  You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)  You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares of common stock, with total assets in excess of $5,000,000;

(vi)  You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii)  You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)  You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares of common stock;

(ix)  You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)  You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)  You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)  You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

(xiii)  You are an Investor that certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

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This offering will start on or after the date that the offering is qualified by the Commission and will terminate on the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

Procedures for Subscribing

Procedures for Subscribing through Cambria Capital’s My IPO Platform

Cambria Capital is a registered broker-dealer and member of FINRA and SIPC. Cambria Capital has been appointed by us and Digital Offering, as a soliciting dealer for this offering. Cambria Capital operates the My IPO platform as a separate unincorporated business division.

In order to subscribe to purchase the shares of Common Stock through My IPO, a prospective investor must electronically complete and execute a subscription agreement and provide payment to the Wilmington Trust, N.A. escrow account (“Wilmington Trust Escrow Account”) or an account owned by the investor and held at the clearing firm of Cambria Capital. When submitting the subscription request through My IPO, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. We will not accept any subscription agreements prior to the Commission’s qualification of this offering.

Escrow Account

Except with respect to investors who are clients of DealMaker Securities LLC, or Other Broker-Dealers (as defined below) with clearing agreements in place, investors will be required to deposit their funds to the Wilmington Trust Escrow Account. The Company intends to complete one closing of this offering. Any such funds that Wilmington Trust receives shall be held in escrow until the closing of the offering or such other time as mutually agreed between the Company and Digital Offering, and then used to complete securities purchases, or returned if this offering fails to close. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering.

Other Procedures for Subscribing

Cambria Capital clears through various clearing firms as do other broker-dealers who may participate in this offering. We refer to such other broker-dealers that clear through their respective clearing firms and who may participate in this offering as Other Broker-Dealers. Other Broker-Dealers with clearing agreements shall provide the Selling Agents with executed subscription agreements and delivery sheets from their customers and shall settle the transaction with the Selling Agents through DTC on closing. In the event that the Company does not qualify or list on Nasdaq, soliciting dealers who are unable to participate in an over the counter security may withdraw their subscriptions prior to closing.

Prospective investors investing through Cambria Capital or Other Broker-Dealers will acquire shares of our common stock through book-entry order by opening an account with Cambria Capital or an Other Broker-Dealer, or by utilizing an existing Cambria Capital account or account with an Other Broker-Dealer. In each such case, the account will be an account owned by the investor and held at the clearing firm of such Other Broker-Dealer, as the clearing firm for the exclusive benefit of such investor. The investor will also be required to complete and submit a subscription agreement. Subscriptions for shares common stock acquired through an account at Cambria Capital at https://www.new.myipo.com/offers/autonomix, or an Other Broker-Dealer can be processed online at https://form.jotform.com/231836186973165 or provided directly by the Broker-Dealers. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Our transfer agent is Equity Stock Transfer, LLC. Our transfer agent will record and maintain records of the shares of common stock issued of record by us, including shares issued of record to the Depositary Trust Corporation, which we refer to as the DTC, or its nominee, Cede & Co., for the benefit of broker-dealers, including the clearing firms. The clearing firm, as the clearing firm, will maintain the individual stockholder beneficial records for accounts at Cambria Capital or Other Broker-Dealers. All other investors that participate through the Wilmington Trust Escrow Account, shall have their shares held at Equity Stock Transfer in digital book entry. Such shares may be transferred to the investor’s outside brokerage account by requesting their outside broker dealer to effect such transfer. Request for transfer may only be made by the outside broker dealer of the investor.

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You may not subscribe to this offering prior to the date this offering is qualified by the Commission, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. If accepted, the funds will remain in the escrow account until we determine to have the closing of the offering and the funds in escrow will then be transferred into our general account.

Non-U.S. investors may participate in this offering by depositing their funds in the escrow account held at Wilmington Trust; any such funds that Wilmington Trust receives shall be held in escrow until the closing of this offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this offering fails to close.

DealMaker Securities LLC

Investors who invest through DealMaker Securities LLC may subscribe through invest.autonomixmedical.com by tendering funds by wire, credit, or debit card or ACH transfer to the escrow account to be set up at Enterprise Bank. Tendered funds will remain in escrow until the closing has occurred. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company will not cover credit card fees on behalf of investors.

Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1.        Go to the [__] website and click on the “Invest Now” button;

2.       Complete the online investment form;

3.       Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified escrow account;

4.       Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5.       Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement. Investors will be required to complete a subscription agreement in order to invest. For so long as we are not listed on Nasdaq, the subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (forms of which are attached to the offering statement, of which this offering circular forms a part, as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the Wilmington Trust Escrow Account or such other selected dealer designated escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares of subscribed for common stock at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

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Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, for so long as our common stock is not listed on Nasdaq, non-accredited, natural person may only invest funds in our common stock which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares of common stock.

In order to purchase the shares of common stock and prior to the acceptance of any funds from an investor, for so long as our common stock is not listed on Nasdaq, an investor in our common stock will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Minimum Offering Amount

There is no minimum offering amount in this offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Equity Stock Transfer, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Prior to the closing of this offering, we will have:

•	13,756,571 shares of common stock outstanding

•	2,641,400 shares available for future issuance under the Autonomix Medical Inc. 2023 Stock Plan;

•	1,358,600 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.00 per share; and

•	6,569,929 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.02 per share; and

•	Up to 280,000 shares of common stock issuable upon exercise of warrants to be issued to the Selling Agent in connection with this offering at an exercise price of $6.25 per share.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders. None of the holders of shares of our common stock or securities exercisable for or convertible into shares of our common stock have any registration rights.

Lock-Up

Certain of our initial stockholders holding an aggregate of 5,000,000 shares and our officers and directors, have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is [__] months after the date of this offering.

Rule 144

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of the Form 8-A, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Plan

We intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, which will register 4,000,000 shares of common stock underlying stock options or restricted stock awards available for issuance under our 2023 Stock Plan. Subject to any vesting requirements, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Certificate of Incorporation and bylaws, subject to the provisions of Delaware law, contain provisions that allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. We have also entered into indemnification agreements with each of our executive officers and directors that provide our executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Provisions of Note in our Subscription Agreement

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We utilize a consulting firm that is owned by Matthew Lourie, our former Chief Financial Officer, to provide accounting and financial reporting services and to pay certain expenses on behalf of the Company. During the years ended March 31, 2023 and 2022, we incurred fees of $49,056 and $2,913 for these services, respectively, excluding officer compensation. As of March 31, 2023 and 2022, we owed this consulting firm $14,973 and $14,547, respectively for services and expenses.

As part of the March 2022 sale of our common stock for cash, a member of the Board of Directors purchased 50,000 shares of common stock for $100,000 of cash proceeds. As part of the March 2023 sale of common stock for cash, three members of the Board of Directors purchased, in the aggregate, 162,500 shares of common stock for $325,000 of cash proceeds.

In December 2021, we granted a company affiliated with certain early investors in the Company a license to our technology for use in the field of cardiology. In July 2023, we entered into a termination agreement for the license agreement in exchange for the issuance, upon the closing of this offering, of a warrant to purchase 1,600,000 shares of our common stock for a variable number of shares. The variable number of shares that will be issued is based upon a fixed value of $8 million divided by the price per share in the offering. At the offering price of $5.00, the expected variable number of shares would be 1,600,000 shares of our common stock at an exercise price of $0.001 per share. The shares underlying the warrant will be subject to a lockup agreement for a period of six months after the closing of this offering with respect to 12.5% of the shares and twelve months after the closing of this offering for the remainder of the shares. One of our directors, David Robins, holds a 20% interest in the company receiving the warrant.

During the year ended March 31, 2022, in connection with the sale of securities and the entrance of the license agreement discussed above, we paid a total of $175,000 to the licensee, which was recorded as general and administrative expense, and incurred an additional $26,282 of legal costs from the licensee related to the license, which were paid during the year ended March 31, 2023.

Policies and Procedures for Related Party Transactions

Our audit committee charter will require that our audit committee review and approve in advance any related party transaction. This covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section occurred prior to the creation of our audit committee and the adoption of this policy, and, as such, they were not conducted on an arms’ length basis.

LEGAL MATTERS

The validity of the shares of common stock offered by this offering circular will be passed upon for us by ArentFox Schiff LLP of Washington, DC.

EXPERTS

The financial statements of Autonomix Medical, Inc. as of March 31, 2023 and 2022 and for the fiscal years then ended, have been audited by FORVIS, LLP, independent registered public accounting firm, as set forth in their report thereon, which report is also included in this this offering, upon such report given on the authority of such firm as experts in accounting and auditing.

The report of FORVIS, LLP contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the shares of common stock that we are offering. This offering circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed with the offering statement. For further information about us and the common stock, we refer you to the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. You can read our Commission filings, including the offering statement, at the Commission’s website which contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is www.sec.gov.

Upon the consummation of this offering, assuming that we have filed a Form 8-A, we will be required to file periodic reports, proxy statements, and other information with the Commission pursuant to the Exchange Act. These periodic reports, proxy and other information will be available for inspection at the website of the Commission referred to above. You may access these materials free of charge as soon as reasonably practicable after they are filed electronically with, or furnished to, the Commission. We also maintain a website at www.autonomix.com. The inclusion of our website address in this offering circular is an inactive textual reference only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this offering circular or the offering statement of which this offering circular forms a part. Investors should not rely on any such information in deciding whether to purchase our common stock.

The offering statement is also available on our website at www.autonomix.com. After the completion of this offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this offering circular and the inclusion of the website address in this offering circular is an inactive textual reference only.

Reporting Requirements under Tier II of Regulation A for a Company not Registered under the Exchange Act

Following this Tier II, Regulation A offering, for so long as we have not filed with the Commission a Form 8-A which would require us to comply with all of the reporting requirements of the Exchange Act, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We will make annual filings on Form 1-K, which will be due by the end of July each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by the end of December each year, which will include unaudited financial statements for the six months ending September 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this offering circular by filing a supplement with the SEC. You should read all the available information before investing.

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Autonomix Medical, Inc.

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Report of Independent Registered Public Accounting Firm

Auditor’s Report

To the Shareholders and Board of Directors

Autonomix Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Autonomix Medical, Inc. (the “Company”) as of March 31, 2023, and 2022, the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2023, and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit since inception, has not generated revenue from operations, and does not expect to experience positive cash flows from operating activities in the near term. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ FORVIS, LLP

We have served as the Company’s auditor since 2022.

Atlanta, GA

August 21, 2023

F-1

Autonomix Medical, Inc.

Balance Sheets

	March 31, 2023	March 31, 2022

Assets
Current Assets:
Cash	$864,618	$2,044,016
Other current assets	–	8,731
Total current assets	864,618	2,052,747

Total Assets	$864,618	$2,052,747

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$172,534	$91,622
Accrued expenses	48,056	1,620
Total current liabilities	220,590	93,242

Total liabilities	220,590	93,242

Commitments and contingencies (Note 9)

Stockholders' Equity:
Preferred stock, $0.001 par value, 7,100,000 shares authorized,0 shares issued and outstanding, respectively	–	–
Common stock, $0.001 par value, 25,000,000 shares authorized, 12,336,571 and 11,999,071 shares issued and outstanding, respectively	12,337	11,999
Additional paid-in capital	24,175,156	23,500,494
Accumulated deficit	(23,543,465)	(21,552,988)
Total Stockholders' Equity	644,028	1,959,505

Total Liabilities and Stockholders' Equity	$864,618	$2,052,747

See accompanying notes to the financial statements.

F-2

Autonomix Medical, Inc.

Statements of Operations

	March 31, 2023	March 31, 2022

Operating expenses:
General and administrative	$1,333,251	$13,590,206
Research and development	657,226	4,069

Total operating expenses	1,990,477	13,594,275

Loss from operations	(1,990,477)	(13,594,275)

Other income (expense):
Gain on PPP loan forgiveness	–	20,600
Gain on extinguishment of debt	–	149,217
Gain on change in fair value of derivative liabilities	–	313,831
Interest expense	–	(218,088)

Total other income	–	265,560

Loss before income taxes	(1,990,477)	(13,328,715)

Income taxes	–	–

Net loss	(1,990,477)	(13,328,715)

Discount on preferred stock redemption	–	486,887

Net loss available to common shareholders	$(1,990,477)	$(12,841,828)

Income (loss) per share - basic and diluted	$(0.17)	$(6.20)
Weighted average shares outstanding - basic and diluted	12,023,112	2,072,246

See accompanying notes to the financial statements.

F-3

Autonomix Medical, Inc.

Statements of Stockholders' Equity

For the years ended March 31, 2023 and 2022

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance March 31, 2021	7,067,836	$7,068	510,000	$510	$6,101,206	$(8,711,160)	$(2,602,376)

Preferred stock converted into common stock	(7,067,836)	(7,068)	3,289,332	3,289	(483,108)	486,887	–

Debt converted into common stock	–	–	1,213,481	1,213	2,423,220	–	2,424,433

Common stock issued for option exercise	–	–	980,900	981	8,828	–	9,809

Common stock forfeited in the share exchange	–	–	(1,057,642)	(1,057)	1,057	–	–

SAFE instrument converted into common stock	–	–	200,000	200	399,800	–	400,000

Stock-based compensation - warrants	–	–	–	–	12,866,911		12,866,911

Common stock issued for cash, net of issuance costs	–	–	1,023,000	1,023	1,888,499	–	1,889,522

Stock-based compensation	–	–	5,840,000	5,840	294,081		299,921

Net loss	–	–	–	–	–	(13,328,715)	(13,328,715)

Balance March 31, 2022	–	–	11,999,071	11,999	23,500,494	(21,552,988)	1,959,505

Common stock issued for cash	–	–	337,500	338	674,662	–	675,000

Net loss	–	–	–	–	–	(1,990,477)	(1,990,477)

Balance March 31, 2023	–	$–	12,336,571	$12,337	$24,175,156	$(23,543,465)	$644,028

See accompanying notes to the financial statements.

F-4

Autonomix Medical, Inc.

Statements of Cash Flows

	Year Ended March 31, 2023	Year Ended March 31, 2022

Cash Flows from Operating Activities:
Net loss	$(1,990,477)	$(13,328,715)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	–	299,921
Stock-based compensation - warrants		12,866,911
Gain on PPP loan forgiveness	–	(20,600)
Amortization of debt discount	–	53,810
Change in fair value of derivatives	–	(313,831)
Gain on extinguishment of debt	–	(149,217)
Changes in operating assets and liabilities:
Other current assets	8,731	(8,731)
Accounts payable	80,912	87,080
Accrued expenses	46,436	126,065
Net cash used in operating activities	(1,854,398)	(387,307)

Cash Flows from Financing Activities:
Proceeds from convertible notes	–	136,000
Proceeds from SAFE instrument	–	400,000
Proceeds from issuance of common stock	675,000	2,000,000
Payment of issuance costs	–	(110,478)
Proceeds from exercise of options	–	4,664
Net cash provided by financing activities	675,000	2,430,186

Net change in cash and cash equivalents	(1,179,398)	2,042,879

Cash and cash equivalents, at beginning of period	2,044,016	1,137

Cash and cash equivalents, at end of period	$864,618	$2,044,016

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Preferred stock converted into common stock	$–	$7,068
Discount on preferred stock redemption	$–	$486,887
Debt converted into common stock	$–	$2,603,795
Common stock forfeited in the share exchange	$–	$1,057
Bifurcated derivatives in debt instruments	$–	$53,810
Settlement of derivatives with common stock	$–	$30,190
Deemed bonus in lieu of proceeds for stock-option exercise	$–	$5,145
Offering expenses paid in common stock	$–	$46,000

See accompanying notes to the financial statements.

F-5

Autonomix Medical, Inc.

Notes to the Financial Statements

Note 1 – Nature of Business

Autonomix Medical, Inc (“we,” “our,” the “Company”) is a medical device company organized as a Delaware corporation on June 10, 2014. The Company operates in one reportable segment based on management’s view of its business for purposes of evaluating performance and making operating decisions. The Company is pre-revenue, clinical stage life sciences company focused on advancing innovative technologies for sensing and treating disorders relating to the peripheral nervous system.

Note 2 – Summary of Significant Accounting Policies

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s fiscal year end is March 31st.

Use of Estimates in Financial Statement Presentation – The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company's significant estimates and assumptions include estimated work performed but not yet billed by contract manufacturers and clinical research organizations, the valuation of equity and stock-based related instruments, the initial and recurring valuation of embedded derivative instruments. Some of these judgments can be subjective and complex, and, consequently, actual results could differ from those estimates.

Liquidity and Going Concern – These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain equity financings to continue operations. The Company has a history of and expects to continue to report negative cash flows from operations and net losses. Management believes that the cash on hand at period end combined with the funds raised subsequent to year end is sufficient to fund its planned operations into but not beyond the near term. The Company may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements, other collaborations, strategic alliances and licensing arrangements and delay planned cash outlays or a combination thereof. Management cannot be certain that such events or a combination thereof can be achieved. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents – The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000. The amount in excess of the FDIC insurance at March 31, 2023 and 2022 was $429,420 and $1,544,172, respectively. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Convertible Notes Payable and Derivative Liabilities – Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-10, Derivatives and Hedging (“ASC 815-10”), requires that embedded derivative instruments be bifurcated and assessed, along with freestanding derivative instruments such as convertible promissory notes, on their issuance date to determine whether they would be considered a derivative liability and measured at their fair value for accounting purposes. The Company evaluates its convertible notes payable and determines whether the embedded features qualify as embedded derivatives and should be bifurcated. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in the fair value reported in the Statements of Operations. The initial value of bifurcated derivatives adjusts the recognition of the initial proceeds recognized for the debt instrument and the amount is subsequently accreted into interest expense using a method that approximates the effective interest rate method. See Note 3, Convertible Notes Payable.

F-6

Fair Value of Financial Instruments –

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value and requires significant judgment and estimation.

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, approximate fair value due to the relatively short period to maturity for these instruments.

PPP Loan Payable – The Company accounts for loans issued pursuant to the Paycheck Protection Program of the U.S. Small Business Administration as debt. The Company records the PPP Note as debt until either (1) the PPP Note is partially or entirely forgiven and the Company has been legally released, at which point the amount forgiven will be recorded as income or (2) the Company pays off the PPP Note. See Note 5.

Related Parties – The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Income Taxes – The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax basis of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (ASC) 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates.

Stock-based Compensation – Employee and non-employee share-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  For awards with a performance condition, compensation expense is recognized over the requisite service period if it is probable that the performance condition will be satisfied. For awards to non-employees, the Company recognizes compensation expense in the same manner as if the Company had paid cash for the goods or services. The Company estimates the fair value of options and warrants granted using an options pricing model. Expense is recognized within general and administrative expenses and forfeitures are recognized as they are incurred.

Loss Per Common Share – Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. The Company’s outstanding warrants are non-participating securities as they are not entitled to non-forfeitable rights to dividends or dividend equivalents during the vesting term and have no obligation to fund losses.

F-7

As of March 31, 2023 and 2022, the Company’s potentially dilutive shares and options, which were not included in the calculation of net loss per share, included warrants to purchase 6,569,929 common shares, respectively.

Research and Development Costs – Research and development costs are expensed as incurred.

Fair Value of Common Stock

Prior to establishing a public market for the Company’s common stock, the estimated fair value of the Company’s common stock was determined by the Company’s board of directors as of the date of each option grant, with input from management, considering the Company’s most recently available third-party valuations of common stock, and the Company’s board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

Third party valuations were performed using an Option Pricing Model (“OPM”) Backsolve method {“OPM Backsolve”). The OPM Backsolve method is for companies with complex capital structures with multiple classes of equity when it comes to valuation of equity in privately-owned companies. When a recent financing transaction has occurred or is going to occur, with pricing determined by third-party, arm's length investors, the Option Pricing Model “Backsolve” method can be employed to infer the implied equity value. The method uses the Black-Scholes model to calculate the implied equity value of the firm such that the value of the recent round of financing is equal to its issuance price. The method requires estimations of the expected time to liquidity, volatility, and the risk-free rate.

The Company used the OPM Backsolve method under Market Approach to estimate the fair value of Common Stock as of August 20, 2014 and January 3, 2022 using observable equity transactions, as applicable. For transactions between these dates, the Company estimated using a linear interpolation in which equity values as of August 20, 2014 and January 3, 2022 were considered as endpoints. The interpolated equity values were utilized to estimate the fair value the Equity. This interpolated equity value was then allocated to the Series A Preferred Shares and Common Shares using an Option Pricing Method.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The Company adopted this guidance early on April 1, 2021 with no impact on the Company’s financial statements.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

F-8

Note 3 – Convertible Notes Payable

As of March 31, 2021, the Company had a series of convertible notes payable for an aggregate gross principal balance of $2,000,000, bearing interest at 8% per year. The $2,000,000 proceeds were funded in two equal tranches of $1,000,000 each, in November 2018 and October 2019, respectively. The original maturity date was upon the earlier of a change of control event or the date the Company received a demand for payment after June 1, 2020, which was subsequent amended and extended until January 31, 2022. The convertible notes were payable in cash, but also had the following conversion/redemption features as follows that were determined to be bifurcated derivatives:

Convertible upon Qualified Financing

Prior to maturity and in the event that the Company completed Qualified Financing, defined as a Series A preferred stock equity financing over $3,000,000 gross proceeds with at least $1,000,000 from a party that was not a current convertible note holder, the outstanding principal and accrued interest under the convertible notes would be automatically converted into the Company’s preferred stock. The Conversion price would be 75% of the price per share paid by the Qualified Financing investors. In the event certain future fundings did not occur, the outstanding principal and interest converted at 100% of the price per share.

Convertible upon a Change of Control Event

Prior to maturity and in the event of a change of control event, the convertible noteholders could elect to: (i) receive cash from the Company equal to two times of the outstanding principal and accrued interest as of the change of control date; or (ii) convert the outstanding principal and accrual interest into the Company’s Series A preferred stock at the conversion price of $1.00 per share. In the event certain future fundings did not occur, the outstanding principal and interest were not entitled to the two times multiple and converted at the outstanding principal and accrued interest balance.

Additional Advance and Debt Amendment

On April 8, 2021 and December 2, 2021, the convertible notes payable agreements were further amended to include additional proceeds of $100,000 and $36,000, respectively. The December 2021 advance originally expected for up to three advances for total potential principal value of $200,000. However, only the first tranche was funded and the subsequent tranche two and three were not originated before the facility was extinguished. With the December 2, 2021 advance, the new principal, as well as the existing and outstanding principal and accrued interest of the convertible notes payable, was amended which were accounted for as a debt modification:

•	The first date the holders could demand payment was extended until January 31, 2022,

•	The conversion/redemption feature in the event of a change of control was amended, such that the holder may elect to receive a cash payment amount equal to 3 times the sum of all amounts advance under this agreement together with accrued and unpaid interest on such portion of outstanding principal balance.

•	However, the change in control payment was subject to an applicable factor based upon the timing and completion of the anticipated future fundings, such that payment was subject to the following adjustment of the total proceeds: (i) 20% if such Change of Control Event occurs after the Company’s receipt of the 1st Tranche but prior to the Company’s receipt of the 2nd Tranche; (ii) 60% if such Change of Control Event occurs after the Company’s receipt of the 2nd Tranche but prior to the Company’s receipt of the 3rd Tranche; and (iii) 100% after the Company’s receipt of the 3rd Tranche.

F-9

The Company determined that both conversion and redemption features associated with the Company’s convertible notes payable for the qualified financing event at 25% discount share price and the change in control feature payable in cash at a multiple of accrued interest and principal qualify as embedded derivatives as the features either resulted share settled debt with a variable number of shares or were features that settlements that were not clearly and closely related with the host instrument and met the definition of a derivative under U.S. GAAP. Accordingly, the Company recognized the initial fair value of these features as a separate derivative liability and remeasured the instruments using a “marked to market” each reporting period through the Statement of Operations as further discussed in Note 7, Derivative Liabilities.

Conversion on March 21, 2022 and Extinguishment of the Debt

On March 21, 2022 upon execution of the March 2022 Exchange Agreement further discussed in Note 8, the total carrying value of convertible notes payable balance of $2,136,000 and accrued interest of $467,795 were converted into 1,213,481 shares of the Company’s common stock. On the conversion date, the fair value of the derivative liabilities was $30,190,and the Company recognized a gain on extinguishment of debt of $149,217. The Company recognized interest expense of $164,233 and amortization of debt discount of $11,400 on the convertible notes during the year ended March 31, 2022 prior to extinguishment. There was no unamortized discount following the extinguishment of debt.

Note 5 – PPP Loan Payable

On May 19, 2020, the Company received loan proceeds in the amount of $20,600 under the Paycheck Protection Program (the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) and administered by the U.S. Small Business Administration (the “SBA”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The unsecured loan is evidenced by a promissory note (the “PPP Loan”) issued by the Company.

Under the terms of the PPP Loan, interest accrues on the outstanding principal at the rate of 1.0% per annum with a deferral of payments for the first 24 months. The term of the PPP Loan is five years, though it may be payable sooner in connection with an event of default under the PPP Loan. To the extent the amount of the PPP Loan is not forgiven under the PPP, the Company was obligated to make equal monthly payments of principal and interest beginning after a 24-month deferral period.

The CARES Act and the PPP provide a mechanism for forgiveness of up to the full amount borrowed. Under the PPP, the Company may apply for forgiveness for all or a part of the PPP Loan. The amount of PPP Loan proceeds eligible for forgiveness is based on a formula that takes into account a number of factors, including: (i) the amount of PPP Loan proceeds that are used by the Company during the 24-week period after the PPP Loan origination date for certain specified purposes including payroll costs, interest on certain mortgage obligations, rent payments on certain leases, and certain qualified utility payments, provided that at least 75% of the PPP Loan amount is used for eligible payroll costs; (ii) the Company maintaining or rehiring employees, and maintaining salaries at certain levels; and (iii) other factors established by the SBA. Subject to the other requirements and limitations on PPP Loan forgiveness, only that portion of the PPP Loan proceeds spent on payroll and other eligible costs during the covered twenty-four-week period will qualify for forgiveness.

On September 9, 2021, the Company received notice from the SBA that the full amount of the PPP Loan in the amount of $20,600 has been forgiven, recognized as gain on PPP loan forgiveness in the statement of operations.

Note 6 – SAFE Financing

In December 2021, the Company entered into a Simple Agreement for Future Equity (“SAFE”) and received total proceeds of $400,000. The amount invested was convertible into equity instruments that are issued upon the closing of a subsequent equity financing or a corporate transaction (such as change of control, merger, initial public offering, or sale of substantially all the Company’s assets) of at least $2 million with a pre-money valuation of the Company not more than $35,000,000. The SAFE did not have a stated interest rate. In addition, the investor did not have rights as an equity holder and had no redemption, or purchase rights, other than in the event of dissolution of the Company prior to the conversion in accordance with terms of the agreement.

F-10

The SAFE investor also received a warrant with a 7-year exercise period and an exercise price $0.01 per share. Prior to a qualified financing event, the SAFE holder had the right to provide notice to the Company to repurchase the warrant based on the value of 3% of the Company’s fully diluted equity value. No such repurchase notice was provided. The number of warrant shares were variable based upon a formula in the award. Given the variable number of shares, the Company accounted for the initial warrant as a liability instrument.

The SAFE instrument was determined to be share-settled debt that results in liability presentation for the instrument. Further, since the SAFE was issued in transaction with the warrants, the Company allocated the proceeds among the freestanding instruments with the liability warrants recognized at its fair value, and the residual value allocated to the SAFE instrument. The difference between the face value of the instrument and the allocated proceeds were treated as a debt discount. Subsequently, the debt discount was accreted into interest expense using a method that approximated the effective interest rate method. Based upon a Monte Carlo simulation model to accommodate for the variable number of shares, the Company recognized the $42,400 to the warrants and allocated $357,600 to the SAFE instrument.

In March 2022, the SAFE instrument converted into equity, which was consistent with the original terms of the agreement. Consequently, from the December 2021 to March 2022, the Company accreted the full discount into interest expense, and thus, the carrying value of $400,000 were converted into 200,000 shares of the Company’s common stock at $2 per share.

In connection with the conversion of the SAFE, the investor’s warrants were modified that resulted in a fixed number of shares that resulted in a re-measurement of the warrants and reclassification to equity. The investor received 6,460,000 warrants to purchase common stock at an exercise price of $0.01 per share. The Company valued the warrants using the Black Scholes options pricing model and recognized expense of $12,866,911 related to the warrants, included in general and administrative expenses. Key assumptions used for the model were as follows:

Fair value of common stock on measurement date	$2.00 per share
Risk free interest rate (1)	2.33%
Volatility (2)	92.18%
Dividend yield (3)	0%
Expected term (in years)	7.0

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

Note 7 – Derivative Liabilities and Fair Value of Financial Instruments

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company’s derivative liabilities are level 3 instruments. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using terms in the notes that are subject to volatility and market price of the underlying common stock of the Company.

As of March 31, 2023 and 2022, the Company did not have any derivative instruments that were designated as hedges.

F-11

The fair value of the embedded derivative instruments within the convertible debt have been estimated using a probability-weighted scenario valuation method and then comparing the instrument’s value with-and-without the derivative features in order to estimate the fair value of the embedded derivative features. The Company estimated the future payoff in each scenario, discounted them to a present value and then probability weighted them based upon each event occurring. Fluctuations in the Company’s stock price and management’s estimate of probability of each scenario occurring are the primary drivers for the changes in the derivative valuations during each reporting period.

As further discussed in Note 6, the Company valued the SAFE warrant liabilities using a Monte Carlo simulation that provides for numerous outcomes. The outcomes are averaged and discounted to present value, which provides a point estimate for the liability. Key assumptions for the Monte Carlo simulation were as follows:

Fair value of common stock on measurement date	$0.42 per share
Risk free interest rate (1)	1.41%
Volatility (2)	89.10%
Dividend yield (3)	0%
Expected term (in years)	0.25-0.75 years

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

There were no transfers into or out of Level 3 categories in the years ended March 31, 2023 and 2022.

The following table provides a summary of changes in fair value of the Company’s Level 3 derivative liabilities for the year ended March 31, 2022 that are measured on a recurring basis. There were no Level 3 instruments issued or outstanding for the year ended March 31, 2023.

	Convertible debt bifurcated derivatives	SAFE warrant liabilities	Total Level 3 instruments
Derivative liabilities as of March 31, 2021	$229,831	$–	$229,831
Issuances of new instruments	11,410	42,400	53,810
Fair value adjustments	(271,431)	(42,400)	(313,831)
Settlement - loss	30,190	–	30,190
Derivative liabilities as of March 31, 2022	$–	$–	$–

The Company recognizes the changes in the fair value of derivative instruments as component of other income on the statement of operations. There were no changes to the valuation approaches or techniques used for Level 3 measurements.

Note 8 – Equity

The Company has authorized 25,000,000 shares of common stock having a par value of $0.001 per share. In addition, the Company authorized 7,100,000 shares of preferred stock to be issued having a par value of $0.001. The specific rights of the preferred stock shall be determined by the Board of Directors.

F-12

March 2022 Exchange Agreement

On March 21, 2022, the Company entered into the Exchange Agreement with the Company’s convertible note holders, Series A preferred stock shareholders, option holders and common stockholders at the time, to convert all outstanding investments into the Company’s common stock for a fixed number of shares. Upon execution of the Exchange Agreement, there were 4,936,071 shares of common stock and 63,929 warrants to purchase common stock at an exercise price of $0.0105 per share issued to existing equity and debt holders. A total of 1,057,642 shares of common stock were forfeited upon the execution of the Exchange Agreement.

Preferred Stock

The Series A Preferred Stock has a liquidation preference of $1 per share, are entitled to a dividend of $0.07 per annum per share if declared by the Board of Directors. As of March 31, 2023, the Company has not declared any dividends since Company inception, and as a result, no dividends have been accrued on the Company’s preferred stock.

Each share of Series A Preferred Stock votes an equal number of common shares and were convertible into shares of common stock at a conversion price of $1 per share at the option of the holder. The Preferred Stock were to automatically convert into shares of common stock in the event of an initial public offering of at least $20,000,000 in gross proceeds, or if elected by 75% of the holders of the Series A Preferred Stock. The Preferred Stock also included anti-dilution provisions in the event of stock splits, stock dividends, mergers or reorganizations, and adjustments to the conversion price in the event of issuance or sales of common stock at a price less than $1.00 per share. The Preferred Stock were not redeemable for cash.

On December 21, 2021, in contemplation of the Exchange Agreement, the Series A Preferred Stock was modified to change the conversion terms in the event of a qualified financing event. The conversion price was changed to be the price equal to the price raised in the qualified financing transaction.

On March 21, 2022, upon execution of the March 2022 Exchange Agreement, all 7,067,836 shares of outstanding Series A preferred stock were converted into 3,289,332 shares of the Company’s common stock. The Company recognized an extinguishment gain of $486,887 upon conversion for the difference in fair value of the common stock received by the holders and the carrying value of the Series A Preferred Stock at the time of conversion, which was recognized as an adjustment to accumulated deficit. The Company has shown the gain on extinguishment in its net loss attributable to common shareholders used for purposes of calculation the loss per share. The fair value of the common stock consideration in the transaction was based on the $2 per share of recent observable transactions that occurred at approximately the same date and were contemplated with this transaction.

Common Stock

In January and February of 2022, the Company issued a total of 5,840,000 shares of common stock to the Board of Directors, Officers and Scientific Advisor, as compensation. The fair value of the common stock was determined to be $0.0105 per share. Substantially all of the agreements did not include a service requirement and the implicit performance conditions were met during the fiscal 2022 year. As a result, the total fair value of $61,320 was recorded as stock-based compensation during the year ended March 31, 2022, and there is no unrecognized compensation expense.

In March 2022, the Company completed a common stock offering, in which the Company sold 1,000,000 shares of common stock for gross proceeds of $2,000,000. Issuance costs included 23,000 shares of common stock issued, 46,000 warrants to purchase common stock at an exercise price of $2 per share for a period of five years and $110,478 paid in cash.

The fair value of the stock and warrants issued in connection with the fundraising in March 2022 was $46,000 and $65,740, respectively. The Company has accounted for the warrants as equity-based awards issued to a non-employee and were valued using a Black Scholes model. There was no net impact recognized by the Company in the accompanying financial statements as the stock and warrants were equity-based awards issued for services rendered by the underwriter that was offset by the Company recognizing the fair value of the stock and warrants as a direct and incremental costs associated with the offering by reducing paid-in capital for the same amount. There is no unrecognized compensation expense for these awards as of March 31, 2022.

F-13

On March 6, 2023, the Company completed a common stock offering in which the Company sold 337,500 shares of common stock for net proceeds of $675,000. There were no direct and incremental costs associated with the offering.

Stock Options

In 2014, the Board of Directors of the Company approved the Autonomix Medical, Inc 2014 Stock Plan (the “2014 Plan”). The 2014 Plan allows for the Board of Directors to grant various forms of incentive awards for up to 1,200,000 shares of common stock.

In November 2021, the Board of Directors approved grants of 1,125,636 options to various officers and consultants. The exercise price was $0.01, and the stock options expire ten-years following issuance. The total fair value of these option grants at issuance was $238,601. The options were fully vested at grant date.

In March 2022, 466,400 options were exercised and $4,664 of cash proceeds were received. An additional 514,500 options were exercised with no cash received, and the exercise price was considered to be deemed bonus and was expensed at fair value of $5,145. The remaining 144,736 options were exchange for 63,929 common stock warrants with an exercise price of $0.0105 per share and a 10-year term, and the Company applied the cancellation and replacement guidance for stock-based compensation for the change.

The following table summarizes the stock option activity for the year ended March 31, 2022. There were no options outstanding during the year ended March 31, 2023.

	Options	Weighted-Average Exercise Price Per Share
Outstanding and exercisable, March 31, 2021	125,000	$0.01
Granted	1,125,636	$0.01
Exercised	(980,900)	$0.01
Exchanged for warrants	(144,736)	$0.01
Forfeited/Cancelled	(125,000)	$0.01
Expired	–	–
Outstanding and exercisable, March 31, 2022	–	–

There was no option activity during the year ended March 31, 2023. The options granted during the year ended March 31, 2022 had a grant date fair value of $0.21 per option. There is no remaining compensation expense related to options awarded. The aggregate fair value of the options measured during the year ended March 31, 2022 were calculated using the Black-Scholes option pricing model based on the following assumptions:

Fair value of common stock on measurement date	$0.22 per share
Risk free interest rate (1)	1.15%
Volatility (2)	87.26%
Dividend yield (3)	0%
Expected term (in years)	5.0

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

F-14

Equity-Based Stock Warrants

The following table summarizes the stock warrant activity for the years ended March 31, 2023 and 2022:

	Warrants	Weighted-Average Exercise Price Per Share
Outstanding, March 31, 2021	–	–
Granted	6,569,929	$0.02
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding and exercisable, March 31, 2022	6,569,929	$0.02
Granted	–	–
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding and exercisable, March 31, 2023	6,569,929	$0.02

The aggregate fair value of the warrants measured during the years ended March 31, 2022 were calculated using the Black-Scholes option pricing model based on the following assumptions:

Fair value of common stock on measurement date	$2.00 per share
Risk free interest rate (1)	1.15-2.33%
Volatility (2)	92.18%
Dividend yield (3)	0%
Expected term (in years)	5.0-7.0 years

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

As of March 31, 2023, the outstanding and exercisable warrants have a weighted average remaining term of 5.99 years and had an intrinsic value of $12,982,587 based on the common stock price in the most recent fundraising completed in March 2023.

Note 9 – Commitments and Contingencies

Legal Proceedings

From time to time, we may be involved in claims that arise during the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we do not currently have any pending litigation to which we are a party or to which our property is subject that we believe to be material. Regardless of the outcome, litigation can be costly and time consuming, and it can divert management’s attention from important business matters and initiatives, negatively impacting our overall operations.

F-15

Note 10 – Income Taxes

The Company is subject to United States federal income taxes at an approximate rate of 21%. The state and federal loss carryforwards generated through 2017 of approximately $3,429,000 will begin expiring in 2034 and can be used to offset up to 100% of future annual taxable income, while those loss carryforwards generated after 2017 of $2,965,000 will be limited in use to 80% of taxable income and can be carried forward indefinitely. The Company’s NOL and credit carryforwards to offset future taxable income may be subject to a substantial annual limitation as a result of ownership changes that could occur in the future pursuant to Internal Revenue Code Sections 382 and 383. These ownership changes may limit the amount of NOL and credit carryforwards that can be utilized to offset future taxable income and income tax, respectively. In general, an “ownership change” as defined by the tax code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.

Beginning in 2022, the 2017 Tax Cuts and Jobs Act amended Section 174 of the Internal Revenue Code to eliminate current-year deductibility of research and experimentation (“R&E”) expenditures and software development costs (collectively, “R&E expenditures”) and instead require taxpayers to charge their R&E expenditures to a capital account amortized over five years (15 years for expenditures attributable to R&E activity performed outside the United States). The Company generates a deferred tax asset for capitalized R&E expenditures for the year ended March 31, 2023 which is fully offset with a valuation allowance.

The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended March 31, 2023		Year Ended March 31, 2022
Federal & State income tax benefit attributed to:
Net loss	$418,000	21.0%	$2,799,000	21.0%
Permanent difference – warrant expense	–	–	(2,702,000)	(20.3)
Permanent difference – change in fair value of derivatives	–	–	66,000	0.5
Permanent difference – stock-based compensation	–	–	(181,000)	(1.3%)
Change in valuation allowance	(418,000)	(21.0)%	18,000	0.1%
Net benefit	$–	–	$–	–

Significant components of the Company’s deferred tax assets after applying enacted corporate income tax rates are as follows:

	March 31, 2023	March 31, 2022
Deferred tax attributed:
Net operating loss carryover	$1,342,000	$1,048,000
Section 174 research and development costs	124,000	–
Less: valuation allowance	(1,466,000)	(1,048,000)
Net deferred tax asset	$–	$–

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use existing deferred tax assets. Based on the weight of available evidence, including the Company’s history of operating losses, management has determined that it is more likely than not that the Company’s net deferred tax assets will not be realized. Accordingly, a valuation allowance has been established by the Company to fully offset these net deferred tax assets.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2023 and 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

F-16

Note 11 – Related Party Transactions

The Company utilizes a consulting firm that is owned by the Company’s Chief Financial Officer to provide accounting and financial reporting services and pays certain expenses on behalf of the Company. During the years ended March 31, 2023 and 2022, the Company incurred fees of $49,056 and $2,913 for these services, respectively, excluding officer compensation. As of March 31, 2023 and 2022, the Company owed the consulting firm $14,973 and $14,547, respectively for services and expenses.

As part of the March 2022 sale of common stock for cash, a member of the Board of Directors purchased 50,000 shares of common stock for $100,000 of cash proceeds. As part of the March 2023 sale of common stock for cash, three members of the Board of Directors purchased 162,500 shares of common stock for $325,000 of cash proceeds.

On December 21, 2021, the Company entered into a perpetual, worldwide, exclusive license agreement (the “License” or “License Agreement”) with a company controlled by a significant stockholder of the Company (the “Licensee). The License allows the Licensee to use certain intellectual property and technology related to the diagnosis and treatment of cardiovascular conditions held by the Company. Upon 90 days following the completion of an initial public offering or special purpose acquisition company transaction, the Licensee may enter into sublicenses of the licensed intellectual property and technology.

Prior to the two-year anniversary of the effective date of the License, the Company may terminate the License upon payment of $14,000,000 in an early termination fee to the Licensee. If the Licensee has not commercialized the license by the two-year anniversary of the effective date, either through a sublicense or commercialization of a product using the intellectual property covered by the License, then the Company shall have the right to terminate the License for a payment of $7,000,000. If the Company is a publicly traded company, the Company may issue shares of common stock to the Licensee as payment of the early termination fee, based on a 20-day volume weighted average price. If the Licensee has not commercialized the license, the Company may issue shares based upon a 30-day volume weighted average price.

During the year ended March 31, 2022, the Company paid a total of $175,000 to the Licensee as part of the overall arrangement involving the Company’s SAFE, which was consideration to allow the Company to raise additional investments which diluted the Company’s original investors, and the License Agreement, which was recorded as general and administrative expense, and incurred an additional $26,282 of legal costs from the Licensee related to the license, which were paid during the year ended March 31, 2023.

Note 12 – Subsequent Events

On April 6, 2023, the Board of Directors approved a private placement offering of up to 2,000,000 common shares at a price if $2.00 per share. The Company sold 1,420,000 number of shares for cash proceeds of $2,840,000.

On April 12, 2023, the Company entered into a selling agency agreement in anticipation of an initial public offering that resulted in a purchase commitment of approximately $175,000 for diligence and anticipated legal costs.

In June 2023, the Company adopted the Autonomix Medical, Inc. 2023 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors, and consultants. The plan provides for up to 4,000,000 shares to be issued.

F-17

On June 30, 2023, the Company entered into an employment agreement with Lori Bisson pursuant to which Ms. Bisson agreed to serve as our Chief Executive Officer commencing July 1, 2023 for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. The agreement provided for an initial annual base salary of $300,000. Ms. Bisson is eligible to receive an annual bonus of up to 50% of her base salary, provided that the final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

Pursuant to the agreement, Ms. Bisson was granted a ten-year option to purchase 933,600 shares of our common stock at an exercise price of $2.00 per share. The option vests vest in 48 equal installments (or 19,450 shares each installment) on each of the succeeding forty-eight monthly anniversary dates of the execution of the employment agreement, provided Ms. Bisson is either CEO or a member of the Board of Directors on such vesting date. If Ms. Bisson becomes a member of the Board of Directors and is not employed as a CEO, the Compensation Committee retains the right to reduce the unvested portion of the option grant by an appropriate amount, at their sole discretion, but the resulting reduced unvested portion of the option shall not be less than 2% of the outstanding fully diluted shares at time of the reduction. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Ms. Bisson for “good reason,” all of the unvested options shall immediately vest. Commencing with the first full compensation year subsequent to the completion of this offering, Ms. Bisson will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The number of shares underlying the target annual option grant for the initial grant after the completion of this offering will be equal to $300,000 divided by the black-scholes value per share of our common stock on the date of grant. In the event Ms. Bisson’s agreement is terminated without “cause” or by Ms. Bisson for “good reason” within three months prior to or twelve months after of a “change of control”, all of the unvested options shall immediately vest. The agreement also provides for certain benefits and serverance, as defined.

In July 2023, the Company entered into a termination agreement for the License Agreement in Note 11 in exchange for the issuance, upon the closing of the Company’s initial public offering within one year of the agreement’s execution, of a warrant to purchase shares of the Company for a variable number of shares. The variable number of shares that will be issued is based upon a fixed value of $8 million divided by the price per share in the offering. The warrants will be exercisable at a price of $.001 per share and may be exercised any time after the issuance date, subject to a beneficial ownership limitation, and expires five years from the original issuance. The warrants do not provide any voting rights, dividend rights, or other rights of a shareholder prior to exercise. The shares underlying the warrant will be subject to a lockup agreement for a period of six months after the closing of the offering with respect to 12.5% of the shares issued and twelve months after the closing of the offering for the remainder of the shares.

On July 24, 2023, the Company entered into an employment agreement with Trent Smith who has agreed to take the role as Chief Financial Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. The agreement provided for an initial annual base salary of $225,000. Mr. Smith is eligible to receive an annual bonus of up to 33% of his base salary, provided that the final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

Pursuant to the agreement, Mr. Smith was granted a ten-year option to purchase 425,000 shares of our common stock at an exercise price of $2.00 per share. The option vests vest in 4 annual installments (or 106,250 shares each installment) on each of the succeeding anniversary dates of the execution of the employment agreement, provided Mr. Smith is either CFO on such vesting date. In the event of a “change of control” or the termination of the agreement by us without “cause” or by Mr. Smith for “good reason,” all of the unvested options shall immediately vest. Commencing with the first full compensation year subsequent to the completion of this offering, Mr. Smith will be eligible to receive annual option grants as determined by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The agreement also provides for certain benefits and severance, as defined.

F-18

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Index

Exhibit No.	Description
1.1*	Selling Agency Agreement (Engagement), as amended, between the Company and Digital Offering, LLC
1.2*	Selling Agency Agreement (Definitive) between the Company and Digital Offering, LLC
2.1**	Form of Amended and Restated Certificate of Incorporation to be adopted prior to this offering
2.2**	Form of Amended and Restated Bylaws to be adopted prior to this offering
3.1*	Form of Warrant Agreement issued in SAFE offering
3.2*	Form of Selling Agent Warrant
4.1*	Form of Subscription Agreement (My IPO)
4.2*	Form of Subscription Agreement (Syndicate)
4.3*	Form of Subscription Agreement (Cambria)
6.1*	Employment Letter dated January 4, 2022 between the Company and Robert Schwartz
6.2*	Amended and Restated Consulting Agreement effective January 4, 2022 between the Company and Landy Toth
6.3*	Employment Agreement between the Company and Lori Bisson dated June 30, 2023
6.4*	Employment Agreement between the Company and Trent Smith dated July 24, 2023
6.5*	Autonomix Medical, Inc. 2023 Stock Plan, as amended and restated
6.6**	Form of Indemnification Agreement with Executive Officers and Directors of the Company
6.7*	Form of Lock-Up Agreement to be entered into between the Company and its officers and directors
8.1**	Form of Escrow Agreement between the Company and Wilmington Trust, N.A.
11*	Auditor Consent
12**	Opinion of ArentFox Schiff LLP

* Filed herewith

** To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on August 21, 2023.

AUTONOMIX MEDICAL, INC.

By	/s/ Lori Bisson
Lori Bisson, Chief Executive Officer and Director
Autonomix Medical, Inc.

The following persons in the capacities and on the dates indicated have signed this offering statement.

/s/ Lori Bisson
Lori Bisson, Chief Executive Officer and Director
Date: August 21, 2023

/s/ Trent Smith
Trent Smith, Chief Financial Officer
Date: August 21, 2023

/s/ Walter Klemp
Walter V. Klemp, Director
Date: August 21, 2023

/s/ Jonathan Foster
Jonathan P. Foster, Director
Date: August 21, 2023

/s/ David Robins
David Robins, Director
Date: August 21, 2023

85